Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

IMS HEALTH HOLDINGS, INC.

and

QUINTILES TRANSNATIONAL HOLDINGS INC.

Dated as of May 3, 2016

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Defined Term	Location
2016 Stockholders Agreement	Recitals
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(h)(i)
Action	8.3
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Alternative Financing	5.18(e)
Anti-Bribery Laws	3.22
Antitrust Laws	8.3
Book-Entry Shares	2.3(b)
Business Day	8.3
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(vi)
Code	Recitals
Commitment Letter	8.3
Confidentiality Agreement	5.5(b)
Continuing Employee	5.7(a)
Contract	8.3
control	8.3
Conversion	Recitals
Conversion Effective Time	8.3
Converted Entity Charter	3.4(a)
Debt Financing	8.3
Debt Financing Sources	8.3
Delaware Secretary of State	1.3
DGCL	Recitals
Effect	8.3
Effective Time	1.3
Environmental Law	8.3
ERISA	8.3
Exchange Act	8.3
Exchange Agent	2.3(a)
Exchange Agent Agreement	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(b)
Excluded Shares	2.1(c)
FCPA	8.3

Fee Letter	8.3
Financing Disclosure	5.16
Form S-4	5.4(a)
GAAP	8.3
Governance Matters	1.9
Governmental Entity	8.3
Hazardous Substance	8.3
HSR Act	8.3
IMS Health	Preamble
IMS Health Adverse Recommendation Change	5.3(b)(i)
IMS Health Benefit Plans	5.7(a)
IMS Health Board	3.4(b)
IMS Health Bylaws	3.1(b)
IMS Health Charter	3.1(b)
IMS Health Common Stock	2.1(b)
IMS Health Disclosure Letter	Article III
IMS Health Employees	3.13(a)
IMS Health Equity Plans	8.3
IMS Health Expenses	7.3(b)(iv)
IMS Health Financial Advisor	3.23
IMS Health Intellectual Property	3.19
IMS Health Material Adverse Effect	8.3
IMS Health Material Contract	3.16
IMS Health OpCo	1.11
IMS Health Option	3.2(a)
IMS Health Plan	3.12(a)
IMS Health Preferred Stock	3.2(a)
IMS Health Public Contracts	3.16(a)
IMS Health Recommendation	5.4(d)
IMS Health Registered Intellectual Property	3.19
IMS Health Registration and Preemptive Rights Agreement	8.3
IMS Health Restricted Stock	2.2(c)
IMS Health RSUs	3.2(a)
IMS Health SARs	3.2(a)
IMS Health SEC Documents	3.6(a)
IMS Health Shareholders’ Agreement	8.3
IMS Health Stockholder Approval	3.4(a)
IMS Health Stockholders	Recitals
IMS Health Stockholders Meeting	5.4(a)
IMS Health Termination Fee	7.3
IMS Health Voting Agreements	Recitals
Indebtedness	8.3
Indemnified Parties	5.10(a)
Intervening Event	5.2(h)(iii)
IRS	8.3
Joint Proxy Statement/Prospectus	5.4(a)

v

knowledge	8.3
Law	8.3
Lenders	8.3
Liens	3.2(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(b)
NCBCA	Recitals
North Carolina Secretary of State	4.5(b)
NYSE	8.3
OpCo Merger	1.11
Outside Date	7.1(b)(i)
PBGC	3.12(c)(iv)
Pension Plan	3.12(b)
Permit	8.3
Permitted Liens	8.3
Person	8.3
Plan of Conversion	Recitals
Privacy Rights	8.3
Quintiles	Preamble
Quintiles Adverse Recommendation Change	5.2(b)(i)
Quintiles Board	4.4(b)
Quintiles Bylaws	4.1(b)
Quintiles Charter	4.1(b)
Quintiles Common Stock	2.1(a)
Quintiles Disclosure Letter	Article IV
Quintiles Employees	4.13(a)
Quintiles Equity Plans	8.3
Quintiles Expenses	7.3(c)(iv)
Quintiles Financial Advisor	4.23
Quintiles Intellectual Property	4.19
Quintiles Material Adverse Effect	8.3
Quintiles Material Contract	4.16
Quintiles OpCo	1.11
Quintiles Option	4.2(a)
Quintiles Plan	4.12(a)
Quintiles Preferred Stock	4.2(a)
Quintiles PSUs	4.2(a)
Quintiles Public Contracts	4.16(a)
Quintiles Recommendation	5.4(c)
Quintiles Registered Intellectual Property	4.19
Quintiles Registration Rights Agreement	8.3
Quintiles RSUs	4.2(a)
Quintiles SARs	4.2(a)
Quintiles SEC Documents	4.6(a)
Quintiles Shareholders’ Agreement	8.3

Quintiles Stockholder Approval	4.4(a)
Quintiles Stockholders	Recitals
Quintiles Stockholders Meeting	5.4(a)
Quintiles Termination Fee	7.3
Quintiles Voting Agreements	Recitals
Representatives	5.2(a)
Required Financial Information	5.18(b)(viii)
Sarbanes-Oxley Act	8.3
SEC	8.3
Securities Act	8.3
Stockholder Arrangements	Recitals
Subsidiary	8.3
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.1
Surviving Corporation Benefit Plans	5.7(a)
Surviving Corporation Board	1.6(a)
Surviving Corporation Bylaws	1.5(b)
Surviving Corporation Charter	1.5(a)
Surviving Corporation Common Stock	2.1(a)
Surviving Corporation Option	2.2(a)
Surviving Corporation Restricted Stock	2.2(c)
Surviving Corporation RSU	2.2(b)
Surviving Corporation SAR	2.2(d)
Takeover Laws	3.20
Tax Return	8.3
Taxes	8.3
WARN Act	3.13(d)
Willful Breach	8.3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2016, by and between IMS Health Holdings, Inc., a Delaware corporation (“IMS Health”), and Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of IMS Health with and into Quintiles, with Quintiles surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of IMS Health has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and determined that the Merger is advisable;

WHEREAS, the Board of Directors of Quintiles has approved this Agreement and the Merger in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the DGCL and determined that the Merger is advisable;

WHEREAS, for federal income tax purposes, IMS Health and Quintiles intend that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, immediately prior to the Effective Time, Quintiles intends to effect the conversion (the “Conversion”) of Quintiles from a North Carolina corporation to a Delaware corporation, on the terms and subject to the conditions set forth herein and in the Plan of Conversion set forth in Exhibit A hereto (the “Plan of Conversion”);

WHEREAS, the Board of Directors of Quintiles has approved the Plan of Conversion and the Conversion in accordance with the NCBCA and determined that the Conversion is advisable;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ willingness to enter into this Agreement, certain stockholders of IMS Health (collectively, the “IMS Health Stockholders”) are entering into agreements with Quintiles (the “IMS Health Voting Agreements”) pursuant to which each IMS Health Stockholder has agreed, among other things, to vote the shares of IMS Health Common Stock held by such IMS Health Stockholder in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to IMS Health’s willingness to enter into this Agreement, certain stockholders of Quintiles (collectively, the “Quintiles Stockholders”) are entering into agreements with IMS Health (the “Quintiles Voting Agreements”) pursuant to which each Quintiles Stockholder has agreed, among other things, to vote the shares of Quintiles Common Stock held by such Quintiles Stockholder in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ and IMS Health’s willingness to enter into this Agreement, Quintiles, the Quintiles Stockholders and the IMS Health Stockholders are entering into a Shareholders Agreement (the “2016 Stockholders Agreement”), effective only as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ and IMS Health’s willingness to enter into this Agreement, (i) the Chief Executive Officer of IMS Health and (ii) Dr. Dennis Gillings, together with certain of his Affiliates, each are entering into a Lock-Up Agreement with Quintiles (together with the 2016 Stockholders Agreement, the “Stockholder Arrangements”); and

WHEREAS, IMS Health and Quintiles desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, IMS Health and Quintiles hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, IMS Health shall be merged with and into Quintiles. Following the Effective Time, the separate corporate existence of IMS Health shall cease, and Quintiles shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by electronic exchange of documents unless another date, time or place is agreed to in writing by IMS Health and Quintiles. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date following the Conversion Effective Time, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with, and accepted by, the Delaware Secretary of State or at such later date and time as IMS Health and Quintiles shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IMS Health and Quintiles shall vest in the Surviving Corporation, and all debts, liabilities and duties of IMS Health and Quintiles shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Charter; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Quintiles (after giving effect to the Conversion) shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Quintiles IMS Holdings, Inc.”) (the “Surviving Corporation Charter”) until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of IMS Health or Quintiles, the bylaws of Quintiles (after giving effect to the Conversion) shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors and Officers.

(a) Unless otherwise agreed by IMS Health and Quintiles prior to the Effective Time, IMS Health and Quintiles shall cause the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) to consist, at the Effective Time, of the persons set forth in Exhibit B hereto, including the Chairman and Vice Chairman as designated therein.

(b) In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the Surviving Corporation Board shall constitute the following committees of the Surviving Corporation Board: (i) the Audit Committee, (ii) the Nominating and Governance Committee and (iii) the Leadership Development and Compensation Committee. As of the Effective Time, the charters of the Audit Committee, Nominating and Governance Committee and Leadership Development and Compensation Committee shall each be in a form reasonably acceptable to the parties. Each such committee shall consist of two members of the Surviving

Corporation Board designated by IMS Health and two members of the Surviving Corporation Board designated by Quintiles. The Chairs of each such committee shall be as follows: (i) the Chair of the Nominating and Governance Committee shall be designated by Quintiles; (ii) the Chair of the Leadership Development and Compensation Committee shall be designated by IMS Health; and (iii) the Chair of the Audit Committee shall be jointly designated by IMS Health and Quintiles. The parties agree that, in addition to qualifying as “independent” directors under any applicable rules of the NYSE, each member of any of these committees shall meet any other applicable independence standards set forth in the charter of such committee or contained in applicable rules under the Exchange Act or of the NYSE.

(c) In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the officers of the Surviving Corporation shall consist of the Chief Executive Officer set forth in Exhibit B hereto, and the other officers designated in accordance with the procedures set forth in Section 1.6(c) of the IMS Health Disclosure Letter, each until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified. The duties, powers and responsibilities of such officers shall be as set forth in the Surviving Corporation Bylaws.

Section 1.7 Name and Trading Symbol. The parties shall cause (a) the name of the Surviving Corporation to be changed to “Quintiles IMS Holdings, Inc.” as of the Effective Time and (b) the NYSE ticker symbol of the Surviving Corporation to remain as “Q” as of the Effective Time. Notwithstanding the foregoing, except as contemplated by the OpCo Merger, the businesses of IMS Health and its Subsidiaries shall continue to operate under the name “IMS Health” (or such other name(s) as shall have been utilized), and the businesses of Quintiles and its Subsidiaries shall continue to operate under the name “Quintiles” (or such other name(s) as shall have been utilized), unless and until the Surviving Corporation Board following the Effective Time shall approve a name under which the combined businesses shall operate.

Section 1.8 Headquarters. Immediately following the Effective Time, the Surviving Corporation shall have dual global headquarters, which shall be located in Durham, North Carolina and Danbury, Connecticut.

Section 1.9 Governance Matters. Each of IMS Health, Quintiles, the Surviving Corporation and their respective Boards of Directors shall take all actions reasonably necessary to cause the matters set forth in Sections 1.5, 1.6, 1.7 and 1.8 (together with the Stockholder Arrangements, the “Governance Matters”) to occur as of the Effective Time, and as soon as reasonably practicable after the Effective Time, the Surviving Corporation Board shall adopt resolutions ratifying the Governance Matters.

Section 1.10 The Conversion. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Plan of Conversion and in accordance with the DGCL and NCBCA, immediately prior to the Effective Time on the Closing Date, Quintiles shall consummate the Conversion in accordance with the Plan of Conversion. For the avoidance of doubt, from and after the Conversion Effective Time, references herein to “Quintiles” shall include Quintiles after giving effect to the Conversion (i.e., the “Converted Entity” as defined in the Plan of Conversion). For federal income tax purposes, the parties intend for the Conversion to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code.

Section 1.11 Post-Closing Restructuring. Unless the parties mutually agree otherwise, immediately following the Effective Time on the Closing Date, the parties shall cause Quintiles Transnational Corp., a North Carolina corporation (the “Quintiles OpCo”), to merge (the “OpCo Merger”) with and into IMS Heath Incorporated, a Delaware corporation (the “IMS Health OpCo”). In connection with the OpCo Merger, (i) all of the outstanding capital stock of the Quintiles OpCo shall be cancelled and shall cease to exist, (ii) all of the outstanding capital stock of IMS Health OpCo shall remain outstanding and (iii) the separate corporate existence of the Quintiles OpCo shall cease to exist and the IMS Health OpCo shall continue as the surviving corporation. For federal income tax purposes, the parties intend that (i) the OpCo Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE

OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of IMS Health, Quintiles or the holders of any shares of capital stock of IMS Health or Quintiles:

(a) Each share of common stock, par value $0.01 per share, of Quintiles (“Quintiles Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding (as of the Effective Time, the “Surviving Corporation Common Stock”).

(b) Subject to Section 2.3(f), each share of common stock, par value $0.01 per share, of IMS Health (“IMS Health Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall thereupon be converted into and become exchangeable for 0.3840 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of IMS Health Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.

(c) Each share of IMS Health Common Stock held in treasury or owned, directly or indirectly, by Quintiles, any of its Subsidiaries or any Subsidiaries of IMS Health immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Quintiles Common Stock or IMS Health Common Stock, reorganization, recapitalization, reclassification or other like change with respect to Quintiles Common Stock or IMS Health Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit Quintiles or IMS Health to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each IMS Health Option granted under any of the IMS Health Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of IMS Health Common Stock and shall be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into an option to acquire shares of Surviving Corporation Common Stock (a “Surviving Corporation Option”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health Option as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(a); provided, that any IMS Health Options subject to performance-based vesting criteria for which the performance period has not yet been completed as of the Effective Time, shall be converted into Surviving Corporation Options that vest based upon continued service only, in installments on each anniversary of the date of grant of such award and in the same number of shares as were scheduled to vest on each such anniversary under such IMS Health Option. The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation Option shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, and such Surviving Corporation Option shall have an exercise price per share equal to (A) the exercise price per share of IMS Health Common Stock otherwise purchasable pursuant to such IMS Health Option divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided, that in the case of any IMS Health Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Surviving Corporation Common Stock subject to such option and the terms and conditions of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that the exercise price, the number of shares of Surviving Corporation Common Stock subject to, and the terms and conditions of each Surviving Corporation Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each time-based or performance-based IMS Health RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a restricted stock unit denominated in shares of Surviving Corporation Common Stock (each, a “Surviving Corporation RSU”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health RSU as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(b). The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation RSU shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock; provided, that any outstanding IMS Health RSUs subject to performance-based vesting criteria for a performance period that ended prior to or coincident with the Effective Time shall vest based on the actual performance achieved for the applicable performance period and any outstanding IMS Health RSUs subject to performance-based vesting criteria for which the performance period has not yet been completed as of the Effective Time, shall be converted into Surviving Corporation RSUs that vest based upon continued service only at the same times as the expiration of the applicable performance periods under such IMS Health RSU awards, with respect to a number of shares of Surviving Corporation Common Stock, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the Effective Time or (y) the target performance level for the applicable performance period, in each case, multiplied by the Exchange Ratio.

(c) At the Effective Time, each award of IMS Health Common Stock subject to time-based vesting restrictions (each a “IMS Health Restricted Stock”), that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a restricted stock award denominated in shares of Surviving Corporation Common Stock (each a “Surviving Corporation Restricted Stock”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health Restricted Stock as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(c). The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation Restricted Stock shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock.

(d) At the Effective Time, each IMS Health SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a stock appreciation right corresponding to shares of Surviving Corporation Common Stock (each, a “Surviving Corporation SAR”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health SAR as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(d). The number of shares of Surviving Corporation Common Stock corresponding to each such Surviving Corporation SAR shall be equal to (i) the number of shares of IMS Health Common Stock corresponding to each IMS Health SAR immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, and the per share exercise price for each share of Surviving Corporation Common Stock covered by the Surviving Corporation SAR shall be equal to (A) the exercise price per share of IMS Health Common Stock immediately before the Effective Time divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided however, that the exercise price, the number of shares of Surviving Corporation Common Stock covered by the Surviving Corporation SAR and the terms and conditions of each Surviving Corporation SAR shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) Prior to the Effective Time, IMS Health shall provide such notice, if any, to the extent required under the terms of the applicable IMS Health Equity Plans, obtain any necessary consents, waivers or releases, adopt applicable resolutions, amend the terms of the IMS Health Equity Plans or any outstanding awards, obtain required shareholder approval with respect to any such amendment, and take all other appropriate actions to effectuate the provisions of this Section 2.2. At the Effective Time, the Surviving Corporation shall assume the IMS Health Equity Plans, provided, that all references to “Company” in the applicable IMS Health Equity Plan and the documents governing the assumed and converted Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs after the Effective Time shall be deemed references to Surviving Corporation and the number of shares of Surviving Corporation Common Stock available for awards under the IMS Health Equity Plans shall be determined by adjusting the number of shares of IMS Health Common Stock available for awards under the IMS Health Equity Plans immediately before the Effective Time in accordance with the Exchange Ratio and the provisions of this Section 2.2.

(f) The Surviving Corporation shall reserve for issuance a number of shares of Surviving Corporation Common Stock at least equal to the number of shares of Surviving Corporation Common Stock that will be subject to Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Surviving Corporation Common Stock subject to such Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs remain outstanding and are required to be registered.

Section 2.3 Exchange and Payment.

(a) Prior to the Closing, Quintiles shall appoint a U.S.-based nationally recognized bank or trust company, which shall be reasonably acceptable to IMS Health, to act as exchange agent (the “Exchange Agent”) for the issuance and payment of the Merger Consideration to the holders of shares of IMS Health Common Stock as provided in Section 2.1, including any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). Quintiles will enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) on terms reasonably acceptable to IMS Health and Quintiles prior to the Closing. Prior to or at the Closing, the Surviving Corporation shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of shares of IMS Health Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), book-entry shares (or certificates if requested) representing the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(b) and cash sufficient to make payments in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). In addition, the Surviving Corporation shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(d). All certificates representing shares of Surviving Corporation Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of IMS Health Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as IMS Health and Quintiles may reasonably agree or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the

Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of IMS Health Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Surviving Corporation Common Stock (after taking into account all shares of IMS Health Common Stock then held by such holder under all Certificates so surrendered (or affidavits of loss in lieu thereof so delivered)) to which such holder of IMS Health Common Stock shall have become entitled pursuant to Section 2.1(b) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of IMS Health Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Surviving Corporation Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1(b) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Surviving Corporation that such Tax is not applicable.

(d) (i) No dividends or other distributions with respect to Surviving Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Surviving Corporation Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate (or deliver an affidavit of loss in lieu thereof) in accordance with this Article II. Following the surrender of a Certificate (or delivery of an affidavit of loss in lieu thereof) in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender (or delivery), the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender (or delivery) and a payment date subsequent to such surrender (or delivery) payable with respect to such whole shares of Surviving Corporation Common Stock.

(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Surviving Corporation Common Stock under this Article II shall be paid (A) at the time of payment of such Surviving Corporation Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock, and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Surviving Corporation Common Stock.

(e) The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) issued and paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of IMS Health Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of IMS Health shall be closed and there shall be no further registration of transfers of the shares of IMS Health Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or affidavits of loss in lieu thereof) are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Surviving Corporation Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former stockholder of IMS Health who otherwise would be entitled to receive a fractional share of Surviving Corporation Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of IMS Health Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(b) by (ii) the volume weighted average closing price of one share of Quintiles Common Stock on the NYSE for the five trading days ending on the last trading day immediately prior to the date on which the Effective Time shall occur, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Surviving Corporation Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Surviving Corporation Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to such date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Surviving Corporation Common Stock and any cash in lieu of fractional shares of Surviving Corporation Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Surviving Corporation, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

Section 2.4 Withholding Rights. The Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of IMS Health Common Stock or otherwise pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, and shall pay over, or cause to be paid over, such deducted and withheld amounts to the appropriate Governmental Entity. To the extent that amounts are so deducted and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IMS HEALTH

Except (a) as disclosed or reflected in the IMS Health SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by IMS Health to Quintiles prior to the execution of this Agreement (the “IMS Health Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the IMS Health Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), IMS Health represents and warrants to Quintiles as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of IMS Health and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (i) only as it relates to Subsidiaries and clauses (ii) and (iii), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(b) IMS Health has previously furnished or otherwise made available to Quintiles true and complete copies of IMS Health’s certificate of incorporation (the “IMS Health Charter”) and bylaws (the “IMS Health Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of IMS Health consists of 700,000,000 shares of IMS Health Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “IMS Health Preferred Stock”). As of the close of business on April 27, 2016 (the “Measurement Date”), (i) 329,877,234 shares of IMS Health Common Stock were issued and outstanding (excluding treasury shares), (ii) 12,599,771 shares of IMS Health Common Stock were held by IMS Health in its treasury, (iii) no shares of IMS Health Preferred Stock were issued and outstanding, (iv) 39,518,678 shares of IMS Health Common Stock were reserved and available for issuance pursuant to IMS Health Equity Plans; of which 15,814,212 shares of IMS Health Common Stock were subject to issuance pursuant to outstanding equity awards of IMS Health granted pursuant to IMS Health Equity Plans, comprised of (A) 10,243,600 IMS Health Common Stock were subject to issuance pursuant to the exercise of outstanding options (each, an “IMS Health Option”) to purchase shares of IMS Health Common Stock granted under the IMS Health Equity Plans, (B) restricted stock unit awards (“IMS Health RSUs”) representing the right to receive up to 1,904,270 shares of IMS Health Common Stock were outstanding and (C) 3,596,740 shares of IMS Health Common Stock were underlying outstanding IMS Health stock appreciation rights (“IMS Health SARs”) and (v) 69,602 shares of IMS Health Common Stock reserved for issuance under the IMS Health Defined Contribution Executive Retirement Plan. All outstanding shares of capital stock of IMS Health are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the IMS Health Charter, the IMS Health Bylaws or any Contract to which IMS Health is a party or is otherwise bound. No shares of capital stock of IMS Health are owned by any Subsidiary of IMS Health. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of IMS Health have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by IMS Health, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the IMS Health Equity Plans outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of IMS Health, (B) securities of IMS Health convertible into or exchangeable for shares of capital stock or voting securities of IMS Health or (C) options or other rights to acquire from IMS Health, and no obligation of IMS Health to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMS Health, (ii) there are no outstanding obligations of IMS Health to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMS Health and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IMS Health or any of its Subsidiaries to which IMS Health or any of its Subsidiaries is a party.

Section 3.3 Subsidiaries. Exhibit 21 to the Annual Report on Form 10-K filed by IMS Health with the SEC on February 19, 2016 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of IMS Health. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of IMS Health are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, its certificate of incorporation or bylaws or comparable organizational documents, or any Contract to which IMS Health is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, IMS Health does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

Section 3.4 Authority.

(a) IMS Health has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by IMS Health and the consummation by IMS Health of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IMS Health and no other corporate proceedings on the part of IMS Health are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger and the other transactions contemplated hereby, to (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding IMS Health Common Stock entitled to vote upon the adoption of this Agreement and (ii) to the extent required by applicable Law, the approval of the certificate of incorporation of the Converted Entity (the “Converted Entity Charter”), in connection with the Conversion, or one or more of the provisions thereof, by the affirmative vote of the holders of outstanding IMS Health Common Stock representing a majority of the votes cast with respect to such approval; provided, however, that any such approvals referred to in the foregoing clauses (i) and (ii) shall be unbundled into separate proposals to the extent required by applicable Law (the “IMS Health Stockholder Approval”). This Agreement has been duly executed and delivered by IMS Health and, assuming the due authorization, execution and delivery by Quintiles, constitutes a valid and binding obligation of IMS Health, enforceable against IMS Health in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of IMS Health (the “IMS Health Board”), at a meeting duly called and held at which all directors of IMS Health were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of IMS Health’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of IMS Health for adoption and (iv) resolving to recommend that IMS Health’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) The votes comprising the IMS Health Stockholder Approval are the only votes of the holders of any class or series of IMS Health’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of IMS Health’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by IMS Health other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by IMS Health does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by IMS Health with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of IMS Health or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the IMS Health Charter or IMS Health Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of IMS Health, (ii) any Contract to which IMS Health or any of its Subsidiaries is a party or by which IMS Health or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the IMS Health Stockholder Approval and the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of the NYSE applicable to IMS Health or any of its Subsidiaries or by which IMS Health or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to IMS Health or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by IMS Health or the consummation by IMS Health of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws,

(iii) the filing of the Certificate of Merger with the Delaware Secretary of State, as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have an IMS Health Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements; Internal Controls.

(a) IMS Health has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by IMS Health since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “IMS Health SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the IMS Health SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the IMS Health SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the IMS Health SEC Documents (i) have been prepared in a manner consistent with the books and records of IMS Health and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of IMS Health and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2015, IMS Health has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of IMS Health and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) IMS Health has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. IMS Health’s disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by IMS Health in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IMS Health’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. IMS Health’s management has completed an assessment of the effectiveness of IMS Health’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable IMS Health SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on IMS Health’s management’s most recently completed evaluation of the IMS Health’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of IMS Health, IMS Health had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect IMS Health’s ability to record, process, summarize and report financial information and (ii) IMS Health does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in IMS Health’s internal control over financial reporting.

(d) To the knowledge of IMS Health, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of IMS Health.

Section 3.7 No Undisclosed Liabilities. Neither IMS Health nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of IMS Health and its Subsidiaries as at December 31, 2015 included in the Annual Report on Form 10-K filed by IMS Health with the SEC on February 19, 2016 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 that would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of IMS Health specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement/Prospectus will not, at the time it is first mailed to IMS Health’s stockholders, at the time of any amendments or supplements thereto and at the time of the IMS Health Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, IMS Health makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by or on behalf of Quintiles specifically for inclusion or incorporation by reference therein.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2015 through the date of the Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) IMS Health and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither IMS Health nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10 Litigation. As of the date hereof, there is no Action (or basis therefor) pending or, to the knowledge of IMS Health, threatened against or affecting IMS Health or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. As of the date hereof, neither IMS Health nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect. As of the date hereof, there is no Action pending or, to the knowledge of IMS Health, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws; Permits.

(a) IMS Health and each of its Subsidiaries are and, at all times since January 1, 2013 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. None of IMS Health or any of its Subsidiaries has received, since January 1, 2013, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have an IMS Health Material Adverse Effect. IMS Health and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as, individually or the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, IMS Health (i) does not itself and does not permit or assist any third party to violate the rights of any Person, or the contractual obligations of IMS Health or any of its Subsidiaries, with respect to confidential, personally identifiable or personal health information, including all Privacy Rights, (ii) has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure and (iii) maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Law. There have been no breaches of either the data privacy policies or the system and data security policies of IMS Health or any of its Subsidiaries and neither IMS Health nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person or any Laws, except, in each case, for those, individually or in the aggregate, which have not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. The use, transfer and disclosure of, and access to, any and all data and information concerning individuals by IMS Health is in compliance with all applicable IMS Health privacy policies, terms of use, customer agreements and Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(c) To the knowledge of IMS Health, neither IMS Health nor any of its Subsidiaries, Affiliates, directors, shareholders, officers or employees has, directly or indirectly, (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor or third party in order to induce or directly or indirectly obtain business or payments from such person, including any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any Law, (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential customer, medical director, physician, health care provider, supplier or potential supplier, contractor or any other person in violation of any Law, (iii) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on any of its books or records for any reason or (iv) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

Section 3.12 Benefit Plans.

(a) IMS Health has furnished or made available to Quintiles a true and complete list of, to the extent material, each IMS Health Plan. For purposes of this Agreement, “IMS Health Plan” means each “employee benefit plan”

(within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement (including any standard employment agreement or executive employment agreement), program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any current or former employee, director, independent contractor or consultant of IMS Health or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or IMS Health or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. With respect to each IMS Health Plan and to the extent applicable, IMS Health has provided or made available to Quintiles a current, accurate and complete copy of (i) the plan documents and amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent determination letter of the IRS, (iv) summary plan description, including any summary of material modifications, and (v) the Form 5500 for the most recent plan year, including all schedules, financial statements and actuarial valuation reports.

(b) Neither IMS Health, its Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of IMS Health, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a material liability of the Surviving Corporation.

(c) With respect to the IMS Health Plans:

(i) each IMS Health Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in liability material to IMS Health and its Subsidiaries taken as a whole, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any IMS Health Plan;

(iii) each IMS Health Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of IMS Health, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such IMS Health Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of IMS Health, threatened, relating to the IMS Health Plans, any fiduciaries thereof with respect to their duties to the IMS Health Plans or the assets of any of the trusts under any of the IMS Health Plans (other than routine claims for benefits) nor, to the knowledge of IMS Health, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of IMS Health, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any IMS Health Plan that is subject to Title IV of ERISA, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) none of the IMS Health Plans currently provides any material post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of IMS Health, its Subsidiaries or any members of their Controlled Group has any material liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA;

(vii) each IMS Health Plan which is a group health plan (as such term is defined in Code Section 5001(b) or ERISA 733, as applicable, including any plans of affiliates of IMS Health that must be taken into account under Code Sections 4980B and 4980D) is in compliance in all material respects with the applicable requirements of Code Sections 4980B, 9801, 9802, 9803, 9811, 9812, 9813, and 9815.1, Title I, Part 6 of ERISA and Section 1862(b)(1)(A)(i) of the Social Security Act and IMS Health does not have any material liability for any excise tax imposed by Code Section 5000 or 4980D; and

(viii) each IMS Health Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in documentary compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2009, and neither IMS Health nor any of its Subsidiaries has any (A) material liability for withholding Taxes or penalties due under Code Section 409A or 4999 or (B) indemnity obligation for any Taxes imposed under Code Sections 409A.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of IMS Health or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, including pursuant to any retention arrangement entered into prior to or in connection with this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require IMS Health or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither IMS Health nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of IMS Health or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from IMS Health or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 3.13 Labor Matters.

(a) Except as would not reasonably be expected to be material to IMS Health and its Subsidiaries taken as a whole, (i) there are no strikes or lockouts pending or, to the knowledge of IMS Health, threatened with respect to any employees of IMS Health or any of its Subsidiaries (“IMS Health Employees”), and there have been no such activities in the past three (3) years, (ii) to the knowledge of IMS Health, there is no union organizing effort pending or, to the knowledge of IMS Health, threatened against IMS Health or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of IMS Health, threatened against IMS Health or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of IMS Health, threatened with respect to IMS Health Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of IMS Health or any of its Subsidiaries, and (vi) there is no charge, complaint, or investigation pending or, to the knowledge of IMS Health, threatened by any Governmental Entity against IMS Health or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(b) Section 3.13(b) of the IMS Health Disclosure Letter sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of IMS Health or any of its Subsidiaries or to which IMS Health or any of its Subsidiaries is a party or otherwise bound.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an IMS Health Material Adverse Effect, IMS Health and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification.

(d) Except as would not reasonably be expected to result in material liability to IMS Health and its Subsidiaries taken as a whole, neither IMS Health nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local Law as a result of any action taken by IMS Health (other than at the written direction of Quintiles).

Section 3.14 Environmental Matters. Neither IMS Health nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the knowledge of IMS Health, none are threatened) asserting that IMS Health or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (i) IMS Health and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) IMS Health and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by IMS Health or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of IMS Health or any of its Subsidiaries under applicable Environmental Laws; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by IMS Health or any of its Subsidiaries and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to IMS Health or any of its Subsidiaries under any Environmental Law; and (v) neither IMS Health, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of IMS Health, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 3.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an IMS Health Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of IMS Health and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of IMS Health and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in IMS Health’s financial statements included in IMS Health’s SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in IMS Health’s SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against IMS Health or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of IMS Health, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of IMS Health or any of its Subsidiaries other than Permitted Liens,

(vi) neither IMS Health nor any of its Subsidiaries has any liability for Taxes of any other person (other than IMS Health and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) IMS Health and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(b) Neither IMS Health nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) During the five-year period ending on the date hereof, neither IMS Health nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which IMS Health or any of its Subsidiaries was the common parent).

(d) Neither IMS Health nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither IMS Health nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither IMS Health nor any of its Subsidiaries has taken or agreed to take (or failed to take or agreed to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.16 Contracts.

(a) Section 3.16 of the IMS Health Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to IMS Health’s annual report on Form 10-K for the year ended December 31, 2015 or IMS Health’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, in each case, without giving effect to any amendment thereto filed on or after the date hereof (such contracts, the “IMS Health Public Contracts”), of the following types to which IMS Health or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any partnership, joint venture, strategic alliance or collaboration Contract which is material to IMS Health and its Subsidiaries, taken as a whole;

(ii) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of IMS Health and its Subsidiaries, taken as a whole, is or would be conducted;

(iii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $10,000,000, other than Contracts solely among IMS Health and/or wholly-owned Subsidiaries of IMS Health;

(iv) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract between IMS Health, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of IMS Health) of IMS Health or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which IMS Health has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any shareholders, investor rights, registration rights or similar agreement or arrangement of IMS Health or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000;

(viii) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(ix) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000,000; and

(x) any Contract that would be required to be filed by IMS Health as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by IMS Health on a Current Report on Form 8-K.

Each IMS Health Public Contract, together with any contract of the type described in clauses (i) through (x), is referred to herein as an “IMS Health Material Contract.”

(b) (i) Each IMS Health Material Contract is valid and binding on IMS Health and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of IMS Health, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect; (ii) IMS Health and each of its Subsidiaries, and, to the knowledge of IMS Health, each other party thereto, has performed all obligations required to be performed by it under each IMS Health Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect; and (iii) there is no default under any IMS Health Material Contract by IMS Health or any of its Subsidiaries or, to the knowledge of IMS Health, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of IMS Health or any of its Subsidiaries or, to the knowledge of IMS Health, any other party thereto under any such IMS Health Material Contract, nor has IMS Health or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. IMS Health has made available to Quintiles true and complete copies of all IMS Health Material Contracts, including all amendments thereto.

(c) The reasonably expected future payments of IMS Health and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) to which IMS Health or any of its Subsidiaries is a party, does not exceed $30,000,000 in the aggregate.

Section 3.17 Insurance. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have an IMS Health Material Adverse Effect, with respect to each insurance policy covering IMS Health and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither IMS Health nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of IMS Health, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by IMS Health with all applicable Laws or obligations with respect to IMS Health Material Contracts to maintain insurance to which IMS Health is a party.

Section 3.18 Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (a) IMS Health and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (b) all such real property (i) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Permits and applicable Laws with respect to IMS Health and its Subsidiaries, (c) there are no existing (or to the knowledge of IMS Health threatened in writing) condemnation proceedings with respect to any such real property and (d) with respect to all such leased real property, IMS Health and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither IMS Health nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 3.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, either IMS Health or a Subsidiary of IMS Health owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “IMS Health Intellectual Property”). No single item of IMS Health Intellectual Property owned by IMS Health or any of its Subsidiaries is material to the operation of their businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, IMS Health or one of its Subsidiaries is listed as the owner of record for each item of registered IMS Health

Intellectual Property, and pending applications therefor, that IMS Health and its Subsidiaries owns or purports to own (collectively, the “IMS Health Registered Intellectual Property”) with the relevant patent, trademark, copyright, domain name, or other authority in the United States or foreign jurisdiction, as the case may be. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, all of the IMS Health Registered Intellectual Property is valid, enforceable and subsisting and there are no challenges to the ownership, use, validity or enforceability of the IMS Health Registered Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (a) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by IMS Health or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of IMS Health and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither IMS Health nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with IMS Health Intellectual Property; (d) to the knowledge of IMS Health, no Person is infringing, misappropriating or diluting any IMS Health Intellectual Property; (e) IMS Health and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of IMS Health’s or any Subsidiaries’ rights or obligations under, any agreement under which IMS Health or any of its Subsidiaries grants to any Person, or any Person grants to IMS Health or any of its Subsidiaries, a license or right under or with respect to any IMS Health Intellectual Property.

Section 3.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of IMS Health has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the IMS Health Charter or IMS Health Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.21 Affiliate Transactions. There are no transactions or Contracts between IMS Health or any of its Subsidiaries, on the one hand, and any of IMS Health’s Affiliates (other than wholly-owned Subsidiaries of IMS Health), on the other hand, that would be required to be disclosed by IMS Health under Item 404 of Regulation S-K under the Securities Act that have not been disclosed in the IMS Health SEC Documents.

Section 3.22 Anti-Bribery Laws. IMS Health and its Affiliates, directors, officers and employees have complied in all material respects with the FCPA, the Anti-Kickback Act of 1986, as amended, the U.K. Bribery Act 2010, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International

Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption and bribery Laws (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (collectively, the “Anti-Bribery Laws”). IMS Health and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures designed to ensure compliance in all material respects with the Anti-Bribery Laws. Except for “facilitating payments” (as such term is defined in the FCPA and other applicable Laws), to the knowledge of IMS Health, neither IMS Health nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (c) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (d) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (e) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (the “IMS Health Financial Advisor”), the fees and expenses of which will be paid by IMS Health, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IMS Health or any of its Affiliates.

Section 3.24 Opinion of Financial Advisor. The IMS Health Board has received an oral opinion (to be confirmed in writing) of the IMS Health Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the IMS Health Financial Advisor, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of IMS Health Common Stock. A signed true and complete copy of such opinion has been or will promptly be provided to Quintiles for informational purposes following receipt thereof by the IMS Health Board.

Section 3.25 Debt Financing.

(a) IMS Health has delivered to Quintiles true, correct and complete copies, as of the date of this Agreement, of the Commitment Letter and the Fee Letter to provide the Debt Financing. As of the date of this Agreement (i) the Commitment Letter and the Fee Letter have not been amended or modified, and no such amendment or modification is contemplated

(except as expressly provided therein), and (ii) the obligations and commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect. As of the date hereof, the Commitment Letter is (x) a valid and binding obligation of IMS Health and, to the knowledge of IMS Health, of each of the other parties thereto, in each case, except (A) to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought and (y) in full force and effect.

(b) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute (i) a default or breach on the part of IMS Health or, to the knowledge of IMS Health, any other parties thereto, under the Commitment Letter, in each case, that would adversely affect or delay in any material respect the availability of the Debt Financing at Closing or (ii) assuming (x) no breach by Quintiles or its Subsidiaries of their respective representations and/or obligations, in either case, such that the closing conditions set forth in Section 6.3(a) or 6.3(b) would fail to be satisfied, (y) compliance by Quintiles and its Subsidiaries with Section 5.18(b) and (z) the satisfaction of the conditions set forth in Section 6.1, any failure to satisfy a condition precedent under the Commitment Letter. As of the date of this Agreement, the Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to IMS Health on the terms therein and all of the provisions that would permit the Lenders to reduce the total amount of the Debt Financing. As of the date of this Agreement, other than the Commitment Letter and the Fee Letter, there are no side letters or other agreements, contracts or arrangements to which IMS Health or any of its affiliates is a party related to the funding of the full amount of the Debt Financing provided under the Commitment Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF QUINTILES

Except (a) as disclosed or reflected in the Quintiles SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Quintiles to IMS Health prior to the execution of this Agreement (the “Quintiles Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Quintiles Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Quintiles represents and warrants to IMS Health as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Quintiles and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (i) only as it relates to Subsidiaries and clauses (ii) and (iii), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(b) Quintiles has previously furnished or otherwise made available to IMS Health true and complete copies of Quintiles’ articles of incorporation (the “Quintiles Charter”) and bylaws (the “Quintiles Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Quintiles consists of 300,000,000 shares of Quintiles Common Stock (except, as of the Closing Date, as may otherwise be set forth in the Converted Entity Charter) and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Quintiles Preferred Stock”). As of the close of business on the Measurement Date, (i) 119,668,726 shares of Quintiles Common Stock were issued and outstanding, (ii) no shares of Quintiles Preferred Stock were issued and outstanding, (iii) 14,148,064 shares of Quintiles Common Stock were reserved and available for issuance pursuant to Quintiles Equity Plans; of which 7,909,896 shares of Quintiles Common Stock were subject to issuance pursuant to outstanding equity awards of Quintiles pursuant to Quintiles Equity Plans, comprised of (A) 7,142,729 shares of Quintiles Common Stock were subject to issuance pursuant to the exercise of outstanding options (each, a “Quintiles Option”) to purchase shares of Quintiles Common Stock granted under the Quintiles Equity Plans, (B) restricted stock unit awards (“Quintiles RSUs”) representing the right to receive up to 597,661 shares of Quintiles Common Stock were outstanding and (C) performance units (“Quintiles PSUs”) representing the right to receive up to 169,506 shares of Quintiles Common Stock were outstanding, and (iv) 2,311,117 shares of Quintiles Common Stock were reserved and available for issuance under the Quintiles’ employee stock purchase plan. Additionally, as of the close of business on the Measurement Date, 555,901 shares of Quintiles Common Stock were underlying outstanding Quintiles stock appreciation rights (“Quintiles SARs”), which Quintiles SARs are settled in cash. All outstanding shares of capital stock of Quintiles are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Quintiles Charter, the Quintiles Bylaws or any Contract to which Quintiles is a party or is otherwise bound. No shares of capital stock of Quintiles are owned by any Subsidiary of Quintiles. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Quintiles have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Quintiles, free and clear of all Liens.

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Quintiles Equity Plans outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Quintiles, (B) securities of Quintiles convertible into or exchangeable for shares of capital stock or voting securities of Quintiles or (C) options or other rights to acquire from Quintiles, and no obligation of Quintiles to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Quintiles, (ii) there are no outstanding obligations of Quintiles to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Quintiles and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Quintiles or any of its Subsidiaries to which Quintiles or any of its Subsidiaries is a party.

Section 4.3 Subsidiaries. Exhibit 21.1 to the Annual Report on Form 10-K filed by Quintiles with the SEC on February 11, 2016 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of Quintiles. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of Quintiles are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, its articles of incorporation or bylaws or comparable organizational documents, or any Contract to which Quintiles is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Quintiles does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

Section 4.4 Authority.

(a) Quintiles has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Quintiles and the consummation by Quintiles of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quintiles and no other corporate proceedings on the part of Quintiles are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger and the other transactions contemplated hereby, to (i) the approval of this Agreement by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock, (ii) the approval of the issuance of shares of

Quintiles Common Stock in connection with the Merger as contemplated by this Agreement by the affirmative vote of the holders of outstanding Quintiles Common Stock representing a majority of the votes cast with respect to such approval, (iii) the approval of the Plan of Conversion by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock and (iv) the approval of the Converted Entity Charter in connection with the Conversion, or one or more of the provisions thereof, by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock; provided, however, that any such approvals referred to in the foregoing clauses (i) - (iv) shall be unbundled into separate proposals to the extent required by applicable Law (collectively, the “Quintiles Stockholder Approval”). This Agreement has been duly executed and delivered by Quintiles and, assuming the due authorization, execution and delivery by IMS Health, constitutes a valid and binding obligation of Quintiles, enforceable against Quintiles in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Quintiles (the “Quintiles Board”), at a meeting duly called and held at which all directors of Quintiles were present, duly and unanimously (of those voting) adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby, including the Plan of Conversion and the Conversion, are fair to and in the best interests of Quintiles’ stockholders, (ii) approving and declaring advisable this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, including the Merger and the Conversion, (iii) directing that this Agreement and the Plan of Conversion be submitted to the stockholders of Quintiles for approval and (iv) resolving to recommend that Quintiles’ stockholders vote in favor of the approval of this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, including the Merger and the Conversion, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The votes comprising the Quintiles Stockholder Approval are the only votes of the holders of any class or series of Quintiles’ capital stock or other securities required in connection with the consummation of the Merger and the Conversion. No vote of the holders of any class or series of Quintiles’ capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Quintiles other than the Merger and the Conversion.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Quintiles does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Quintiles with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Quintiles or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Quintiles Charter or Quintiles Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Quintiles, (ii) any Contract to which Quintiles or any of its Subsidiaries is a party or by which Quintiles or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the Quintiles Stockholder Approval and the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to Quintiles or any of its Subsidiaries or by which Quintiles or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Quintiles or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Quintiles or the consummation by Quintiles of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, as required by the DGCL, (iv) the filing of the Certificate of Conversion (as defined in the Plan of Conversion) with the Delaware Secretary of State, as required by the DGCL, and the Articles of Conversion (as defined in the Plan of Conversion) with the Secretary of State of the State of North Carolina (the “North Carolina Secretary of State”), as required by the NCBCA, (v) any filings and approvals required under the rules and regulations of NYSE and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Quintiles Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements; Internal Controls.

(a) Quintiles has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Quintiles since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Quintiles SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Quintiles SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Quintiles SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Quintiles SEC Documents (i) have been prepared in a manner consistent with the books and records of Quintiles and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Quintiles and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2015, Quintiles has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Quintiles and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Quintiles has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Quintiles’ disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by Quintiles in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Quintiles’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Quintiles’ management has completed an assessment of the effectiveness of Quintiles’ disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Quintiles SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on Quintiles’ management’s most recently completed evaluation of Quintiles’ internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of Quintiles, Quintiles had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Quintiles’ ability to record, process, summarize and report financial information and (ii) Quintiles does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Quintiles’ internal control over financial reporting.

(d) To the knowledge of Quintiles, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Quintiles.

Section 4.7 No Undisclosed Liabilities. Neither Quintiles nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of Quintiles and its Subsidiaries as at December 31, 2015 included in the Annual Report on Form 10-K filed by Quintiles with the SEC on February 11, 2016 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 that would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect.

Section 4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Quintiles specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement/Prospectus will not, at the time it is first mailed to Quintiles’ stockholders, at the time of any amendments or supplements thereto and at the time of the Quintiles Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Quintiles makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by or on behalf of IMS Health specifically for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2015 through the date of the Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) Quintiles and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither Quintiles nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.10 Litigation. As of the date hereof, there is no Action (or basis therefor) pending or, to the knowledge of Quintiles, threatened against or affecting Quintiles or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. As of the date hereof, neither Quintiles nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect. As of the date hereof, there is no Action pending or, to the knowledge of Quintiles, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws; Permits.

(a) Quintiles and each of its Subsidiaries are and, at all times since January 1, 2013 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. None of Quintiles or any of its Subsidiaries has received, since January 1, 2013, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have a Quintiles Material Adverse Effect. Quintiles and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as, individually or the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, Quintiles (i) does not itself and does not permit or assist any third party to violate the rights of any Person, or the contractual obligations of Quintiles or any of its Subsidiaries, with respect to confidential, personally identifiable or personal health information, including all Privacy Rights, (ii) has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure and (iii) maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Law. There have been no breaches of either the data privacy policies or the system and data security policies of Quintiles or any of its Subsidiaries and neither Quintiles nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person or any Laws, except, in each case, for those, individually or in the aggregate, which have not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. The use, transfer and disclosure of, and access to, any and all data and information concerning individuals by Quintiles is in compliance with all applicable Quintiles privacy policies, terms of use, customer agreements and Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(c) To the knowledge of Quintiles, neither Quintiles nor any of its Subsidiaries, Affiliates, directors, shareholders, officers or employees has, directly or indirectly, (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor or third party in order to induce or directly or indirectly obtain business or payments from such person, including any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any Law, (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential customer, medical director, physician, health care provider, supplier or potential supplier, contractor or any other person in violation of any Law, (iii) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on any of its books or records for any reason or (iv) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

Section 4.12 Benefit Plans.

(a) Quintiles has furnished or made available to IMS Health a true and complete list of, to the extent material, each Quintiles Plan. For purposes of this Agreement, “Quintiles Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement (including any standard employment agreement or executive employment agreement), program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any current or former employee, director, independent contractor or consultant of Quintiles or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Quintiles or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. With respect to each Quintiles Plan and to the extent applicable, Quintiles has provided or made available to IMS Health a current, accurate and complete copy of (i) the plan documents and amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent determination letter of the IRS, (iv) summary plan description, including any summary of material modifications, and (v) the Form 5500 for the most recent plan year, including all schedules, financial statements and actuarial valuation reports.

(b) Neither Quintiles, its Subsidiaries, nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of Quintiles, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a material liability of the Surviving Corporation.

(c) With respect to the Quintiles Plans:

(i) each Quintiles Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in liability material to Quintiles and its Subsidiaries taken as a whole, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any Quintiles Plan;

(iii) each Quintiles Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Quintiles, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Quintiles Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Quintiles, threatened, relating to the Quintiles Plans, any fiduciaries thereof with respect to their duties to the Quintiles Plans or the assets of any of the trusts under any of the Quintiles Plans (other than routine claims for benefits) nor, to the knowledge of Quintiles, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of Quintiles, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Quintiles Plan that is subject to Title IV of ERISA, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) none of the Quintiles Plans currently provides material post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Quintiles, its Subsidiaries or any members of their Controlled Group has any material liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA;

(vii) each Quintiles Plan which is a group health plan (as such term is defined in Code Section 5001(b) or ERISA 733, as applicable, including any plans of affiliates of Quintiles that must be taken into account under Code Sections 4980B and 4980D) is in compliance in all material respects with the applicable requirements of Code Sections 4980B, 9801, 9802, 9803, 9811, 9812, 9813, and 9815.1, Title I, Part 6 of ERISA, and Section 1862(b)(1)(A)(i) of the Social Security Act and Quintiles does not have any material liability for any excise tax imposed by Code Section 5000 or 4980D; and

(viii) each Quintiles Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in documentary compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2009, and neither Quintiles nor any of its Subsidiaries has any (A) material liability for withholding Taxes or penalties due under Code Section 409A or 4999 or (B) indemnity obligation for any Taxes imposed under Code Sections 409A.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of Quintiles or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, including, pursuant to any retention arrangement entered into prior to or in connection with this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require Quintiles or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither Quintiles nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of Quintiles or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from Quintiles or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 4.13 Labor Matters.

(a) Except as would not reasonably be expected to be material to Quintiles and its Subsidiaries taken as a whole, (i) there are no strikes or lockouts pending or, to the knowledge of Quintiles, threatened with respect to any employees of Quintiles or any of its Subsidiaries (“Quintiles Employees”), and there have been no such activities in the past three (3) years, (ii) to the knowledge of Quintiles, there is no union organizing effort pending or, to the knowledge of Quintiles, threatened against Quintiles or any of its Subsidiaries, and there have been no such a ctivities in the past three (3) years, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Quintiles, threatened against Quintiles or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of Quintiles, threatened with respect to Quintiles Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of Quintiles or any of its Subsidiaries, and (vi) there is no charge, complaint, or investigation pending or, to the knowledge of Quintiles, threatened by any Governmental Entity against Quintiles or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(b) Section 4.13(b) of the Quintiles Disclosure Letter sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of Quintiles or any of its Subsidiaries or to which Quintiles or any of its Subsidiaries is a party or otherwise bound.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Quintiles Material Adverse Effect, Quintiles and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification.

(d) Except as would not reasonably be expected to result in material liability to Quintiles and its Subsidiaries taken as a whole, neither Quintiles nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the WARN Act or any similar state or local Law as a result of any action taken by Quintiles (other than at the written direction of IMS Health).

Section 4.14 Environmental Matters.

(a) Neither Quintiles nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the knowledge of Quintiles, none are threatened) asserting that Quintiles or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (i) Quintiles and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Quintiles and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Quintiles or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Quintiles or any of its Subsidiaries under applicable Environmental Laws; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Quintiles or any of its Subsidiaries and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Quintiles or any of its Subsidiaries under any Environmental Law; and (v) neither Quintiles, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Quintiles, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Quintiles Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of Quintiles and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of Quintiles and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in Quintiles’ financial statements included in Quintiles’ SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in Quintiles’ SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against Quintiles or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of Quintiles, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of Quintiles or any of its Subsidiaries other than Permitted Liens,

(vi) neither Quintiles nor any of its Subsidiaries has any liability for Taxes of any other person (other than Quintiles and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) Quintiles and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(b) Neither Quintiles nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) During the five-year period ending on the date hereof, neither Quintiles nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which Quintiles or any of its Subsidiaries was the common parent).

(d) Neither Quintiles nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither Quintiles nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither Quintiles nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16 Contracts.

(a) Section 4.16 of the Quintiles Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to Quintiles’ annual report on Form 10-K for the year ended December 31, 2015 or Quintiles’ quarterly report on Form 10-Q for the quarter ended March 31, 2016, in each case without giving effect to any amendment thereto filed on or after the date hereof (such contracts, the “Quintiles Public Contracts”), of the following types to which Quintiles or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any partnership, joint venture, strategic alliance or collaboration Contract which is material to Quintiles and its Subsidiaries, taken as a whole;

(ii) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Quintiles and its Subsidiaries, taken as a whole, is or would be conducted (other than customer Contracts entered into by Quintiles or its Subsidiaries in the ordinary course of business);

(iii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $10,000,000, other than Contracts solely among Quintiles and/or wholly-owned Subsidiaries of Quintiles;

(iv) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract between Quintiles, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of Quintiles) of Quintiles or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Quintiles has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any shareholders, investor rights, registration rights or similar agreement or arrangement of Quintiles or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000;

(viii) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(ix) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000,000; and

(x) any Contract that would be required to be filed by Quintiles as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Quintiles on a Current Report on Form 8-K.

Each Quintiles Public Contract, together with any contract of the type described in clauses (i) through (x), is referred to herein as a “Quintiles Material Contract.”

(b) (i) Each Quintiles Material Contract is valid and binding on Quintiles and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Quintiles, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect; (ii) Quintiles and each of its Subsidiaries, and, to the knowledge of Quintiles, each other party thereto, has performed all obligations required to be performed by it under each Quintiles Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect; and (iii) there is no default under any

Quintiles Material Contract by Quintiles or any of its Subsidiaries or, to the knowledge of Quintiles, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Quintiles or any of its Subsidiaries or, to the knowledge of Quintiles, any other party thereto under any such Quintiles Material Contract, nor has Quintiles or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. Quintiles has made available to IMS Health true and complete copies of all Quintiles Material Contracts, including all amendments thereto.

(c) The reasonably expected future payments of Quintiles and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations), to which Quintiles or any of its Subsidiaries is a party, does not exceed $30,000,000 in the aggregate.

Section 4.17 Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, with respect to each insurance policy covering Quintiles and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Quintiles nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of Quintiles, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by Quintiles with all applicable Laws or obligations with respect to Quintiles Material Contracts to maintain insurance to which Quintiles is a party.

Section 4.18 Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (a) Quintiles and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (b) all such real property (i) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Permits and applicable Laws with respect to Quintiles and its Subsidiaries, (c) there are no existing (or to the knowledge of Quintiles threatened in writing) condemnation proceedings with respect to any such real property and (d) with respect to all such leased real property, Quintiles and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Quintiles nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, either Quintiles or a Subsidiary of Quintiles owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Quintiles Intellectual Property”). No single item of Quintiles Intellectual Property owned by Quintiles or any of its Subsidiaries is material to the operation of their businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, Quintiles or one of its Subsidiaries is listed as the owner of record for each item of registered Quintiles Intellectual Property, and pending applications therefor, that Quintiles and its Subsidiaries owns or purports to own (collectively, the “Quintiles Registered Intellectual Property”) with the relevant patent, trademark, copyright, domain name, or other authority in the United States or foreign jurisdiction, as the case may be. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, all of the Quintiles Registered Intellectual Property is valid, enforceable and subsisting and there are no challenges to the ownership, use, validity or enforceability of the Quintiles Registered Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (a) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by Quintiles or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of Quintiles and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Quintiles nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with Quintiles Intellectual Property; (d) to the knowledge of Quintiles, no Person is infringing, misappropriating or diluting any Quintiles Intellectual Property; (e) Quintiles and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of Quintiles’ or any Subsidiaries’ rights or obligations under, any agreement under which Quintiles or any of its Subsidiaries grants to any Person, or any Person grants to Quintiles or any of its Subsidiaries, a license or right under or with respect to any Quintiles Intellectual Property.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Quintiles Board has taken all actions so that the restrictions applicable to business combinations contained in The North Carolina Shareholder Protection Act (NCBCA Art. 9) and The North Carolina Control Share Acquisition Act (NCBCA Art. 9A) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other Takeover Laws or any similar anti-takeover provision in the Quintiles Charter or Quintiles Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Affiliate Transactions. There are no transactions or Contracts between Quintiles or any of its Subsidiaries, on the one hand, and any of Quintiles’ Affiliates (other than wholly-owned Subsidiaries of Quintiles), on the other hand, that would be required to be disclosed by Quintiles under Item 404 of Regulation S-K under the Securities Act that have not been disclosed in the Quintiles SEC Documents.

Section 4.22 Anti-Bribery Laws. Quintiles and its Affiliates, directors, officers and employees have complied in all material respects with the Anti-Bribery Laws. Quintiles and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures designed to ensure compliance in all material respects with the Anti-Bribery Laws. Except for “facilitating payments” (as such term is defined in the FCPA and other applicable Laws), to the knowledge of Quintiles, neither Quintiles nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (c) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (d) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (e) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

Section 4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the “Quintiles Financial Advisor”), the fees and expenses of which will be paid by Quintiles, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Quintiles or any of its Affiliates.

Section 4.24 Opinion of Financial Advisor. The Quintiles Board has received an oral opinion (to be confirmed in writing) of the Quintiles Financial Advisor, dated on or about the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the Quintiles Financial Advisor, as of such date, from a financial point of view, the Exchange Ratio to be paid by Quintiles in the Merger is fair to Quintiles. A signed true and complete copy of such opinion has been or will promptly be provided to IMS Health for informational purposes following receipt thereof by the Quintiles Board.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by Quintiles. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by IMS Health or as otherwise specifically required by this Agreement, Quintiles shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Quintiles Disclosure Letter or as specifically required by this Agreement, Quintiles shall not, and shall cause its Subsidiaries not to, take any of the following actions without IMS Health’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Quintiles to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Quintiles or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the Quintiles Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Quintiles on a deferred basis or other rights linked to the value of shares of Quintiles Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of Quintiles Options, Quintiles RSUs, Quintiles PSUs and Quintiles SARs in the ordinary course of business; provided, that the aggregate number of shares of Quintiles Common Stock subject to issuance or underlying the same shall not exceed 1,440,000 shares of Quintiles Common Stock, and (B) the issuance of shares of Quintiles Common Stock upon the exercise of Quintiles Options or settlement of Quintiles RSUs or Quintiles PSUs (x) outstanding on the Measurement Date in accordance with their terms as in effect on such date or (y) issued pursuant to clause (A) above);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its articles of incorporation or bylaws (or similar organizational documents), the Quintiles Shareholders’ Agreement or the Quintiles Registration Rights Agreement, except as specifically required by this Agreement;

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets, real property, or personal property that are otherwise material to Quintiles and its Subsidiaries, except (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned Subsidiaries of Quintiles, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $150,000,000, in each case subject to the restrictions set forth in Section 5.6;

(v) directly or indirectly sell, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $100,000,000;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than to complete internal restructurings or dissolutions of wholly-owned entities;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms) except (A) for Indebtedness incurred in the ordinary course of business and consistent with past practice under Quintiles’ current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company Indebtedness solely involving Quintiles and/or direct or indirect wholly-owned Subsidiaries, (C) incremental Indebtedness for borrowed money not to exceed $100,000,000 in the aggregate outstanding at any time incurred by Quintiles or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) guarantees by Quintiles of Indebtedness for borrowed money of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(a)(vii);

(viii) except in the ordinary course of business consistent with past practice, or as disclosed in Quintiles’ capital expenditures plan previously provided to IMS Health, make any new capital expenditure or expenditures, or commit to do so;

(ix) other than as permitted by Section 5.1(a)(xi), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Quintiles included in the Quintiles SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to Quintiles or any of its Subsidiaries;

(x) other than in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(a), (A) materially modify, materially amend, terminate, cancel or extend any Quintiles Material Contract or waive, release or assign any material rights or claims thereunder, or (B) enter into any Contract that if in effect on the date hereof would be a Quintiles Material Contract;

(xi) commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against Quintiles or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on Quintiles’ financial statements included in the Quintiles SEC Documents in an amount of $40,000,000 in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Quintiles;

(xii) change its material financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiv) change its fiscal year;

(xv) except as required to comply with any applicable Law or except as required to comply with any Quintiles Plan, as in effect as of the date hereof, or the terms of this Agreement, (A) with respect to any current or former director, employee, independent contractor or consultant of Quintiles, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of Quintiles any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Quintiles Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of Quintiles, except as required to comply with any applicable Law or any Quintiles Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to amend a Quintiles Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any Quintiles Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered a Quintiles Plan if in effect of the date of this Agreement, other than as required by applicable Law;

(xvi) enter into any new line of business outside of its existing business;

(xvii) enter into any Contracts with any officer, director or affiliate (other than a wholly-owned Subsidiary of Quintiles) of Quintiles or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which Quintiles has an obligation to indemnify such officer, director, affiliate or family member; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by IMS Health. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Quintiles or as otherwise specifically required by this Agreement, IMS Health shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the IMS Health Disclosure Letter or as specifically required by this Agreement, IMS Health shall not, and shall cause its Subsidiaries not to, take any of the following actions without Quintiles’ prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of IMS Health to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of IMS Health or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the IMS Health Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of IMS Health on a deferred basis or other rights linked to the value of shares of IMS Health Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of IMS Health Options, IMS Health RSUs, IMS Health SARs and IMS Health Restricted Stock in the ordinary course of business; provided, that the aggregate number of shares of IMS Health Common Stock subject to issuance or underlying the same shall not exceed 3,960,000 shares of IMS Health Common Stock, and (B) the issuance of shares of IMS Health Common Stock upon the exercise of IMS Health Options or settlement of IMS Health RSUs or IMS Health SARs (x) outstanding on the Measurement Date in accordance with their terms as in effect on such date or (y) issued pursuant to clause (A) above);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents), the IMS Health Shareholders’ Agreement or the IMS Health Registration and Preemptive Rights Agreement, except as specifically required by this Agreement;

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets, real property, or personal property that are otherwise material to IMS Health and its Subsidiaries, except (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned Subsidiaries of IMS Health, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $150,000,000, in each case subject to the restrictions set forth in Section 5.6;

(v) directly or indirectly sell, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued

operations or (3) in addition to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $100,000,000;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than to complete internal restructurings or dissolutions of wholly-owned entities;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms) except (A) for Indebtedness incurred in the ordinary course of business and consistent with past practice under IMS Health’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company Indebtedness solely involving IMS Health and/or direct or indirect wholly-owned Subsidiaries, (C) incremental Indebtedness for borrowed money not to exceed $100,000,000 in the aggregate outstanding at any time incurred by IMS Health or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) guarantees by IMS Health of Indebtedness for borrowed money of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(b)(vii);

(viii) except in the ordinary course of business consistent with past practice, or as disclosed in IMS Health’s capital expenditures plan previously provided to Quintiles, make any new capital expenditure or expenditures, or commit to do so;

(ix) other than as permitted by Section 5.1(b)(xi), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of IMS Health included in the IMS Health SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to IMS Health or any of its Subsidiaries;

(x) other than in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(b), (A) materially modify, materially amend, terminate, cancel or extend any IMS Health Material Contract or waive, release or assign any material rights or claims thereunder or (B) enter into any Contract that if in effect on the date hereof would be an IMS Health Material Contract;

(xi) commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against IMS Health or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on IMS Health’s financial statements included in the IMS Health SEC Documents in an amount of $40,000,000 in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, IMS Health;

(xii) change its material financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing, or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiv) change its fiscal year;

(xv) except as required to comply with any applicable Law or except as required to comply with any IMS Health Plan, as in effect as of the date hereof, or the terms of this Agreement, (A) with respect to any current or former director, employee, independent contractor or consultant of IMS Health, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of IMS Health any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any IMS Health Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of IMS Health, except as required to comply with any applicable Law or any IMS Health Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to amend an IMS Health Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any IMS Health Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered an IMS Health Plan if in effect of the date of this Agreement, other than as required by applicable Law;

(xvi) enter into any new line of business outside of its existing business;

(xvii) enter into any Contracts with any officer, director or affiliate (other than a wholly-owned Subsidiary of IMS Health) of IMS Health or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which IMS Health has an obligation to indemnify such officer, director, affiliate or family member; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 Covenants of Quintiles Regarding No Solicitation; Recommendation of the Merger

(a) Quintiles shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Quintiles or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage (including by way of furnishing information) or take any action to knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.2, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Quintiles shall, and shall cause each of its Subsidiaries and the Representatives of Quintiles and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Quintiles Stockholder Approval, (1) Quintiles receives a written Acquisition Proposal that the Quintiles Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 5.2, (3) the Quintiles Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (4) the Quintiles Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law, then Quintiles may (x) furnish information with respect to Quintiles and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the disclosing party than, those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) Quintiles shall provide IMS Health a non-redacted copy of each confidentiality agreement Quintiles has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to IMS Health or shall be provided to IMS Health prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Quintiles shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Quintiles, which procedures shall be consistent in all material respects with Quintiles’ practices in dealing with the disclosures of such information to IMS Health or its Representatives.

(b) Neither the Quintiles Board nor any committee thereof shall:

(i) (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to IMS Health, the approval or recommendation by such Quintiles Board or such committee of this Agreement, the Merger or any of the transactions contemplated hereby, (B) approve or recommend, or propose publicly to approve or recommend, to the Quintiles stockholders of any Acquisition Proposal, or (C) resolve or agree to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as a “Quintiles Adverse Recommendation Change”); or

(ii) except as expressly contemplated by Section 7.1(d)(iii), cause or permit Quintiles or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Quintiles Stockholder Approval, the Quintiles Board may, if the Quintiles Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by IMS Health pursuant to this Section 5.2, make a Quintiles Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that Quintiles may not make a Quintiles Adverse Recommendation Change in response to a Superior Proposal unless:

(A) Quintiles notifies IMS Health in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such

Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Quintiles and an additional two (2) Business Day period); and

(B) if IMS Health makes a proposal during such period to adjust the terms and conditions of this Agreement, the Quintiles Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by IMS Health, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Quintiles Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law; provided, further, that the Quintiles Board may not make a Quintiles Adverse Recommendation Change in response to an Intervening Event unless:

(1) Quintiles provides IMS Health with written information describing such Intervening Event in reasonable detail;

(2) Quintiles keeps IMS Health reasonably informed of developments with respect to such Intervening Event;

(3) Quintiles notifies IMS Health in writing at least four (4) Business Days before making a Quintiles Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if IMS Health makes a proposal during such period to adjust the terms and conditions of this Agreement, the Quintiles Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by IMS Health, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Quintiles Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law.

During the period prior to its effecting a Quintiles Adverse Recommendation Change as referred to above, Quintiles shall, and shall cause its financial and legal advisors to, negotiate with IMS Health in good faith (to the extent IMS Health seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by IMS Health. Notwithstanding anything to the contrary contained herein, neither Quintiles nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal (other than the Merger) unless this Agreement has been terminated in accordance with its terms.

(c) In addition to the obligations of Quintiles set forth in Section 5.2(a) and Section 5.2(b), Quintiles promptly (and in any event within 24 hours of receipt) shall advise IMS Health in writing in the event Quintiles or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Quintiles shall keep IMS Health informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, Quintiles shall promptly (and in any event within 24 hours) notify IMS Health orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or Section 5.2(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Quintiles agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of Quintiles or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Quintiles or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Quintiles.

(e) Quintiles shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Quintiles’ ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Quintiles shall not take any action to exempt any Person (other than IMS Health and its respective Affiliates) from the restrictions on “business combinations” contained in The North Carolina Shareholder Protection Act (NCBCA Art. 9) or The North Carolina Control Share Acquisition Act (NCBCA Art. 9A) (or any similar provision of any other Takeover Law or the Quintiles Charter or the Quintiles Bylaws) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the Quintiles Termination Fee pursuant to Section 7.3(b), if applicable).

(g) Nothing contained in this Agreement shall prohibit Quintiles or the Quintiles Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Quintiles Board has reasonably determined in good faith after consultation with Quintiles’ outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Quintiles Board under applicable Law; provided, that this Section 5.2(g) shall not permit the Quintiles Board to make a Quintiles Adverse Recommendation Change except to the extent permitted by Section 5.2(b).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to any party, any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of such party and its respective Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of such party’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of such party and its respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of such party, any of its respective Subsidiaries or any resulting parent company of such party, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Quintiles Board or the IMS Health Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of the applicable party from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means a material Effect that was not known to, or reasonably foreseeable by, the Quintiles Board or the IMS Health Board, as applicable, prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Quintiles Board or the IMS Health Board, as applicable, prior to the receipt of the Quintiles Stockholder Approval or the IMS Health Stockholder Approval, as applicable, and that does not relate to (A) an Acquisition Proposal or (B) any changes in the market price or trading volume of IMS Health Common Stock or Quintiles Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be taken into account when determining an Intervening Event).

Section 5.3 Covenants of IMS Health Regarding No Solicitation; Recommendation of the Merger

.

(a) IMS Health shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of IMS Health or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage (including by way of furnishing information) or take any action to knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.3, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii)

resolve, agree or propose to do any of the foregoing. IMS Health shall, and shall cause each of its Subsidiaries and the Representatives of IMS Health and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the IMS Health Stockholder Approval, (1) IMS Health receives a written Acquisition Proposal that the IMS Health Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 5.3, (3) the IMS Health Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (4) the IMS Health Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law, then IMS Health may (x) furnish information with respect to IMS Health and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) IMS Health shall provide Quintiles a non-redacted copy of each confidentiality agreement IMS Health has executed in accordance with this Section 5.3 and (II) that any non-public information provided to any such Person shall have been previously provided to Quintiles or shall be provided to Quintiles prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. IMS Health shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.3(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on IMS Health, which procedures shall be consistent in all material respects with IMS Health’s practices in dealing with the disclosures of such information to Quintiles or its Representatives.

(b) Neither the IMS Health Board nor any committee thereof shall:

(i) (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Quintiles, the approval or recommendation by such IMS Health Board or such committee of this Agreement, the Merger or any of the transactions contemplated hereby, (B) approve or recommend, or propose publicly to approve or recommend, to the IMS Health stockholders of any Acquisition Proposal, or (C) resolve, or agree to take any such actions (each such action set forth in this Section 5.3(b)(i) being referred to herein as an “IMS Health Adverse Recommendation Change”); or

(ii) except as contemplated by Section 7.1(c)(iii), cause or permit IMS Health or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the IMS Health Stockholder Approval, the IMS Health Board may, if the IMS Health Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Quintiles pursuant to this Section 5.3, make an IMS Health Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that IMS Health may not make an IMS Health Adverse Recommendation Change in response to a Superior Proposal unless:

(A) IMS Health notifies Quintiles in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by IMS Health and an additional two (2) Business Day period); and

(B) if Quintiles makes a proposal during such period to adjust the terms and conditions of this Agreement, the IMS Health Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Quintiles, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an IMS Health Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law; provided further, that the IMS Health Board may not make an IMS Health Adverse Recommendation Change in response to an Intervening Event unless:

(1) IMS Health provides Quintiles with written information describing such Intervening Event in reasonable detail;

(2) IMS Health keeps Quintiles reasonably informed of developments with respect to such Intervening Event;

(3) IMS Health notifies Quintiles in writing at least four (4) Business Days before making an IMS Health Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Quintiles makes a proposal during such period to adjust the terms and conditions of this Agreement, the IMS Health Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Quintiles, continues to determine in good faith (after consultation with outside counsel) that the failure to make such IMS Health Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law.

During the period prior to its effecting an IMS Health Adverse Recommendation Change as referred to above, IMS Health shall, and shall cause its financial and legal advisors to, negotiate with Quintiles in good faith (to the extent Quintiles seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Quintiles. Notwithstanding anything to the contrary contained herein, neither IMS Health nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal unless this Agreement has been terminated in accordance with its terms.

(c) In addition to the obligations of IMS Health set forth in Section 5.3(a) and Section 5.3(b), IMS Health promptly (and in any event within 24 hours of receipt) shall advise Quintiles in writing in the event IMS Health or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. IMS Health shall keep Quintiles informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, IMS Health shall promptly (and in any event within 24 hours) notify Quintiles orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(a) or Section 5.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) IMS Health agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of IMS Health or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of IMS Health or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by IMS Health.

(e) IMS Health shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict IMS Health’s ability to comply with any of the terms of this Section 5.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) IMS Health shall not take any action to exempt any Person (other than Quintiles and its respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law or the IMS Health Charter or the IMS Health Bylaws) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the IMS Health Termination Fee pursuant to Section 7.3(c), if applicable).

(g) Nothing contained in this Agreement shall prohibit IMS Health or the IMS Health Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Quintiles Board has reasonably determined in good faith after consultation with IMS Health’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the IMS Health Board under applicable Law; provided, that this Section 5.3(g) shall not permit the IMS Health Board to make an IMS Health Adverse Recommendation Change except to the extent permitted by Section 5.3(b).

Section 5.4 Preparation of Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a) As promptly as practicable after the date of this Agreement, IMS Health and Quintiles shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the special meeting of IMS Health’s stockholders (the “IMS Health Stockholders Meeting”) and the special meeting of Quintiles’ stockholders (the “Quintiles Stockholders Meeting”). As promptly as practicable following the date of this Agreement, Quintiles shall prepare (with IMS Health’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Surviving Corporation Common Stock to be issued in the Merger. Quintiles shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Quintiles shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger. Each of Quintiles and IMS Health shall furnish all information concerning Quintiles and the holders of Quintiles Common Stock and IMS Health and the holders of IMS Health Common Stock, as applicable, as may be reasonably requested in connection with any such action. Each of Quintiles and IMS Health shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Quintiles’ stockholders and IMS Health’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b) No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by IMS Health or Quintiles, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld). IMS Health or Quintiles, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy

Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to Quintiles or IMS Health, or any of their respective Affiliates, officers or directors, should be discovered by Quintiles or IMS Health that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and Quintiles and IMS Health shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required under applicable Law, in disseminating the information contained in such amendment or supplement to Quintiles’ stockholders and IMS Health’s stockholders; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(c) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Quintiles shall duly call, give notice of, convene and hold the Quintiles Stockholders Meeting solely for the purpose of obtaining the Quintiles Stockholder Approval, any other matters required under applicable Law to be considered at the Quintiles Stockholders Meeting, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if applicable, and to adjourn the Quintiles Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals. Such Quintiles Stockholders Meeting shall in any event be no later than sixty (60) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed Quintiles that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed Quintiles that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement/Prospectus. Quintiles may postpone or adjourn the Quintiles Stockholders Meeting solely (i) with the consent of IMS Health; (ii) (A) due to the absence of a quorum or (B) if Quintiles has not received proxies representing a sufficient number of shares for the Quintiles Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Quintiles Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Quintiles’ stockholders prior to the Quintiles Stockholders Meeting; provided, that Quintiles may not postpone or adjourn the Quintiles Stockholders Meeting more than a total of two times pursuant to clause (ii) (A) and/or clause (ii) (B) of this Section 5.4(c). Notwithstanding the foregoing, Quintiles shall, at the request of IMS Health, to the extent permitted by Law, adjourn the Quintiles Stockholders Meeting to a date specified by IMS Health for the absence of a quorum or if Quintiles has not received proxies representing a sufficient number of shares for the Quintiles Stockholder Approval; provided, that Quintiles shall not be required to adjourn the Quintiles Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Except in the case of a Quintiles Adverse Recommendation Change specifically permitted by Section 5.2(b), Quintiles, through the Quintiles Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby (the “Quintiles Recommendation”) and (ii) include the Quintiles Recommendation in the Joint Proxy Statement/Prospectus.

(d) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, IMS Health shall duly call, give notice of, convene and hold the IMS Health Stockholders Meeting solely for the purpose of obtaining the IMS Health Stockholder Approval, any other matters required under applicable Law to be considered at the IMS Health Stockholders Meeting, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if applicable, and to adjourn the IMS Health Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals. Such IMS Health Stockholders Meeting shall in any event be no later than sixty (60) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed IMS Health that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed IMS Health that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement/Prospectus. IMS Health may postpone or adjourn the IMS Health Stockholders Meeting solely (i) with the consent of Quintiles; (ii) (A) due to the absence of a quorum or (B) if IMS Health has not received proxies representing a sufficient number of shares for the IMS Health Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the IMS Health Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by IMS Health’s stockholders prior to the IMS Health Stockholders Meeting; provided, that IMS Health may not postpone or adjourn the IMS Health Stockholders Meeting more than a total of two times pursuant to clause (ii) (A) and/or clause (ii) (B) of this Section 5.4(d). Notwithstanding the foregoing, IMS Health shall, at the request of Quintiles, to the extent permitted by Law, adjourn the IMS Health Stockholders Meeting to a date specified by Quintiles for the absence of a quorum or if IMS Health has not received proxies representing a sufficient number of shares for the IMS Health Stockholder Approval; provided, that IMS Health shall not be required to adjourn the IMS Health Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Except in the case of an IMS Health Adverse Recommendation Change specifically permitted by Section 5.3(b), IMS Health, through the IMS Health Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby (the “IMS Health Recommendation”) and (ii) include the IMS Health Recommendation in the Joint Proxy Statement/Prospectus.

(e) IMS Health and Quintiles shall use reasonable best efforts to hold the IMS Health Stockholders Meeting and the Quintiles Stockholders Meeting on the same date.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, Quintiles and IMS Health shall each, and shall use its reasonable best efforts to cause each of their respective Subsidiaries, officers, directors and representative to, afford to the other reasonable access during normal business hours, consistent with applicable Law, to each of its respective officers, employees, properties, offices, other facilities and books and records, and shall furnish the other with all financial, operating and other data and information as the other shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit the other or its respective officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the other party of their normal duties. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or (iii) otherwise violate any applicable Law, including any Antitrust Law.

(b) The parties will hold and treat and will cause its respective Representatives to hold and treat in confidence all documents and information concerning the other furnished to each other in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated December 18, 2015, between IMS Health and Quintiles (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. In addition, notwithstanding anything herein or in the Confidentiality Agreement, each of the parties hereto agrees that IMS Health shall be permitted to disclose information to the Debt Financing Sources, rating agencies and/or prospective lenders or purchasers, subject to such Debt Financing Sources, ratings agencies and/or prospective lenders or purchasers being informed of the confidential nature of such information.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Quintiles Material Contract or IMS Health Material Contract, as applicable, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable Antitrust Laws and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Quintiles, IMS Health nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party.

(b) Quintiles and IMS Health agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other Antitrust Laws as soon as reasonably practicable after execution of this Agreement. Quintiles and IMS Health shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents or other materials requested by any Governmental Entity.

(c) Quintiles and IMS Health shall each request early termination of the waiting period provided for in the HSR Act. Quintiles and IMS Health shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date. In connection with any investigation or other inquiry, Quintiles and IMS Health shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Entity, (i) keep the other party promptly informed of any communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the transactions contemplated hereby, and (ii) provide outside counsel for the other party with a reasonable opportunity to (A) review in advance any proposed communication by such party or its Affiliates with any Governmental Entity, (B) consult with the other party prior to any meeting or conference with any Governmental Entity, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other party, Quintiles and IMS Health will not, and will not permit their respective Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d) Each of Quintiles and IMS Health may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Quintiles or IMS Health, as the case may be, or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, Quintiles and IMS Health shall, and shall cause their respective Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to resolve such objections, if any, as any Governmental Entity may assert under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, in each case so as to enable the Merger to occur as promptly as possible and in any event before the Outside Date, including by (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries or (iii) effectuating any other change or restructuring of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, or to ensure that no Governmental Entity with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the Outside Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such remedy shall be (A) required unless contingent upon the occurrence of the Merger, (B) proposed, agreed to or effected by Quintiles or its Subsidiaries or IMS Health or its Subsidiaries without the prior written consent of the other party or (C) required to be agreed to by Quintiles or its Subsidiaries or IMS Health or its Subsidiaries if, in the reasonable opinion of either party, such remedy would have a material adverse effect on the business, results of operations or financial condition of Quintiles, IMS Health and their Subsidiaries (taken as a whole, after giving effect to the Merger).

(f) Each of Quintiles and IMS Health shall, and shall cause its Affiliates to, cooperate and use their respective reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, including by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of Quintiles and IMS Health to, and to cause their Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event before the Outside Date in accordance with Section 5.6(e).

(g) Neither Quintiles nor IMS Health shall, and neither Quintiles nor IMS Health shall permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect the parties’ ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date; and (ii) avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws.

Section 5.7 Employment and Employee Benefits Matters.

(a) As of the Effective Time, the Surviving Corporation shall assume sponsorship of and maintain the IMS Health Plans sponsored and maintained by IMS Health immediately prior to the Closing Date (“IMS Health Benefit Plans”) under which each employee of IMS Health and its Subsidiaries who is employed immediately prior to the Closing and who continues employment with the Surviving Corporation or any of its Subsidiaries thereafter (each such employee, a “Continuing Employee”) will continue to participate on and after the Closing Date. If after Closing a Continuing Employee becomes eligible to participate in an employee benefit plan, program or policy of the Surviving Corporation or any of its Subsidiaries (“Surviving Corporation Benefit Plans”), the Surviving Corporation shall use commercially reasonable efforts, to the extent permitted by the terms of the applicable Surviving Corporation Benefit Plan, to provide such Continuing Employee with credit for all service with IMS Health or its Subsidiaries as if such service were with the Surviving Corporation and its Subsidiaries for purposes of determining eligibility, vesting, and level of benefits under Surviving Corporation Benefit Plans that provide severance, vacation and other benefits determined by the Surviving Corporation, but not benefit accrual under any defined benefit pension plan. Unused vacation days accrued by Continuing Employees under the plans and policies of IMS Health and its Subsidiaries shall carry over to the Surviving Corporation. This Section 5.7(a) shall not operate to duplicate any benefit provided to any Continuing Employee under an IMS Health Benefit Plan or prohibit the termination of employment of any specific employee following the Effective Time.

(b) Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) alter or limit the ability of the Surviving Corporation, IMS Health, Quintiles or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of Quintiles and IMS Health and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. Quintiles and IMS Health shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; provided, further, that failure to give prompt notice pursuant to clause (d) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure. The parties agree and acknowledge that neither Quintiles’ nor IMS Health’s compliance or failure of compliance with this Section 5.9 shall be taken into account for purposes of determining whether the conditions referred to in Section 6.2(b) or Section 6.3(b) shall have been satisfied.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or IMS Health Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of IMS Health and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of IMS Health or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation to the fullest extent permitted under applicable Law within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, IMS Health and Quintiles agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of IMS Health and its Subsidiaries or in any indemnification agreement between such Indemnified Party and IMS Health or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IMS Health and its Subsidiaries or provide substitute policies or purchase a “tail policy,” in any case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by IMS Health prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At IMS Health’s option, IMS Health may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IMS Health and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that such insurance policies in respect of any one policy year annual premiums shall not exceed 300% of the last annual premium paid by IMS Health prior to the date hereof. If such tail prepaid policy has been obtained by IMS Health prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and shall honor all obligations thereunder.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Delisting. Each of IMS Health and Quintiles agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the IMS Health Common Stock from the NYSE and terminate its registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.12 Stock Exchange Listing. Quintiles shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger, and such other shares of Surviving Corporation Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Stockholder Litigation. Quintiles shall give IMS Health the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Quintiles and/or its officers or directors, and IMS Health shall give Quintiles the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against IMS Health and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. Neither Quintiles nor IMS Health shall enter into any settlement agreement in respect of any stockholder litigation against it and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.14 Director Resignations.

(a) IMS Health shall use its reasonable best efforts to cause to be delivered to Quintiles, at or prior to the Effective Time, the resignations executed by each of its directors that will not be serving as directors of the Surviving Corporation effective upon the Effective Time.

(b) Quintiles shall use its reasonable best efforts to cause to be delivered to IMS Health, at or prior to the Effective Time, the resignations executed by each of its directors that will not be serving as directors of the Surviving Corporation effective upon the Effective Time.

Section 5.15 Certain Tax Matters. Quintiles and IMS Health each agrees to (i) not, and to not permit any of their Subsidiaries to, take or cause to be taken any action on or before the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (ii) file (and agree to cause their respective Subsidiaries to file) all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Public Announcements. Quintiles and IMS Health shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, Financing Disclosure or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release, Financing Disclosure or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of IMS Health and Quintiles in a form that is mutually agreed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 5.16 shall not apply with respect to a Quintiles Adverse Recommendation Change (or any responses thereto) or an IMS Health Adverse Recommendation Change (or any responses thereto), (c) the first sentence of this Section 5.16 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 5.16 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 5.16, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (e) the first sentence of this Section 5.16 shall not apply to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 5.16 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Merger and the transactions contemplated hereby that is included in any documents to be filed with any Person (including the SEC), issued, published and/or distributed by Quintiles or IMS Health in connection with any financing transaction to be entered into by either such party.

Section 5.17 Section 16 Matters. Prior to the Effective Time, each of IMS Health and Quintiles shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Quintiles Common Stock (including derivative securities with respect to such Quintiles Common Stock) or acquisitions of Surviving Corporation Common Stock (including derivative securities with respect to such Surviving Corporation Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Quintiles or will become subject to such reporting requirements with respect to the Surviving Corporation to be exempt from liability under Section 16 under the Exchange Act

Section 5.18 Financing Cooperation. Unless the parties mutually agree not to pursue the Debt Financing, each of Quintiles and IMS Health agrees as follows:

(a) Prior to the Closing, IMS Health shall not agree to, permit or consent to any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letter or the definitive agreements relating to the Debt Financing without the prior written consent of Quintiles (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that IMS Health may, without the prior written consent of Quintiles, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or the definitive agreements relating to the Debt Financing, if such amendment, replacement, supplement or other modification or waiver (A) does not reduce the aggregate principal amount of the Debt Financing, (B) would not reasonably be expected to prevent, delay or impede in any material respect the consummation of all or a portion of the Debt Financing or the Merger and (C) does not adversely change in any material respect or impose new or additional conditions or otherwise expand or adversely amend in any material respect any of the financing conditions from those set forth in the Commitment Letter on the date of this Agreement, in each case in a manner that would reasonably be expected to prevent, delay or impede in any material respect the consummation of all or a portion of the Debt Financing or the Merger; and (ii) amend, replace, supplement or otherwise modify the Commitment Letter or the definitive agreements relating to the Debt Financing (x) to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement (but not make any other changes) or (y) in respect of the implementation or exercise of any “flex” provisions provided in the Fee Letter.

(b) At all times from and after the date hereof to and through the Closing Date, each of Quintiles and IMS Health shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of each of Quintiles and IMS Health and its Subsidiaries to, provide to the other party such cooperation as may be reasonably requested by Quintiles or IMS Health, as applicable, that is necessary, proper or advisable in connection with the Debt Financing and in causing the conditions (including with respect to timeliness) set forth in the Commitment Letter and the Fee Letter to be satisfied, including:

(i) making senior management and advisors of each of Quintiles and IMS Health and each of their respective Subsidiaries reasonably available to assist in preparation for and participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with the Debt Financing Sources and other proposed lenders, legal counsel, underwriters, initial purchasers, placement agents and potential investors, and in sessions with rating agencies, subject to customary confidentiality provisions;

(ii) assisting with the preparation of pro forma financial information and pro forma financial statements and materials, including pro forma cost savings, synergies, capitalization and other pro forma adjustments required or desirable, for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents used in connection with the Debt Financing and providing customary estimates and other forward-looking financial information regarding the future performance of the business of each of Quintiles and IMS Health and each of their respective Subsidiaries to the extent reasonably requested by the Debt Financing Sources, and providing customary authorization and management representation letters in connection therewith;

(iii) using commercially reasonable efforts to cause its independent accountants to provide such assistance and cooperation, including participating in a reasonable number of drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the documents referred to in Section 5.18(a)(ii), providing consents to use their audit reports relating to Quintiles or IMS Health, as the case may be, and providing any customary “comfort letters”, which accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities);

(iv) assisting in the preparation of and executing and delivering definitive financing documents, including interest hedging arrangements, guarantees, pledge and security documents, and certificates and other documents and back-up for legal opinions, in each case as applicable and to the extent reasonably requested by the other party, and otherwise reasonably facilitating the pledging of collateral;

(v) requesting and cooperating in obtaining customary lien terminations relating to any Indebtedness of each of Quintiles and IMS Health and its Subsidiaries;

(vi) providing reasonable access during normal business hours by the other party and any Debt Financing Sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of Quintiles or IMS Health, as applicable, and its Subsidiaries;

(vii) assisting with due diligence activities relating to Quintiles’ or IMS Health’s financial information;

(viii) furnishing to the Debt Financing Sources all financial and other information regarding Quintiles or IMS Health, as applicable, and its Subsidiaries as may be necessary in connection with any Debt Financing and reasonably requested by Quintiles or IMS Health, as applicable, as promptly as practicable following such request to consummate the Debt Financing, including (A) all historical financial statements, historical financial data and pro forma financial data regarding Quintiles or IMS Health, as applicable, and its Subsidiaries, in each case (1) prepared in accordance with GAAP and (2) that would be required by the Securities Act (including Regulation S-K and Regulation S-X thereunder and other accounting rules and regulations of the SEC) to be included in a registration statement to be filed with the SEC with respect to debt securities of IMS Health (as of and for the periods required thereby) (other than pursuant to Item 402(b) of Regulation S-K and Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), and (B) such information (1) that is otherwise customarily included in private placement memoranda relating to offerings under Rule 144A of the Securities Act or bank information memoranda, as applicable, in each case of the type contemplated by the Debt Financing, and (2) as is otherwise reasonably necessary or advisable in order to receive customary “comfort” (including as to “negative assurance” comfort and change period) from Quintiles’ or IMS Health’s independent accountants in connection with offerings of debt securities (all such information described in clauses (A) and (B) of this clause (viii), together with any replacements or restatements thereof and any supplements thereto if any such information would go stale and, if necessary, approval of Quintiles’ or IMS Health’s auditors to make customary use of applicable information in connection with the Debt Financing, the “Required Financial Information”);

(ix) taking all actions reasonably requested to permit the prospective Debt Financing Sources involved in the Debt Financing to evaluate each of Quintiles’ and IMS Health’s and each of their respective Subsidiaries’ assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements;

(x) providing at least five (5) Business Days prior to the Closing all documentation and other information about each of Quintiles and IMS Health and each of their respective Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested at least ten (10) Business Days prior to the anticipated Closing;

(xi) obtaining a certificate of the chief financial officer of Quintiles and/or IMS Health in substantially the form required pursuant to the Commitment Letter (including any commitment letter for any Alternative Financing) with respect to solvency matters; and

(xii) subject to the occurrence of the Closing, taking all corporate actions necessary to permit consummation of the Debt Financing;

provided, in each case under this clause (a), that nothing herein shall require (1) such cooperation to the extent it would unreasonably interfere in any material respect with the business or operations of Quintiles or IMS Health, as applicable, or their respective Subsidiaries, (2) the taking of any action that would conflict with or violate, (x) the certificate of incorporation or bylaws or comparable organizational documents of Quintiles or IMS Health or their respective Subsidiaries, in each case that are not contingent upon the Effective Time or (y) any applicable Law, (3) Quintiles or any of their respective Subsidiaries to pay any commitment or other similar fee or incur or assume any other liability or obligation under any definitive document in respect of the Debt Financing prior to the Effective Time (or, if the Debt Financing is funded into escrow before the Effective Time, the initial funding thereof), (4) the directors or managers of Quintiles or any of its Subsidiaries, acting in such capacity, to execute, deliver or enter into or perform any agreement, certificate, document or instrument with respect to the Debt Financing that would be effective prior to the Effective Time or (5) the officers or employees of Quintiles or its Subsidiaries to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Debt Financing that would be effective prior to the Effective Time. Quintiles hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage Quintiles or the reputation and goodwill of Quintiles.

(c) Quintiles shall deliver to IMS Health prior to the Closing Date, a payoff letter with respect to that certain Credit Agreement, dated as of May 12, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof) by and among Quintiles OpCo, as Borrower, the lenders party thereto, J.P. Morgan Chase Bank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Morgan Stanley Senior Funding, Inc., as Swing Line Lender and L/C Issuer and Barclays Bank PLC, as L/C Issuer, which payoff letter shall substantially provide (subject to customary exceptions) that, in each case, upon receipt of the payoff amount set forth in the applicable payoff letter (and, if applicable, providing for letters of credit or cash collateral), (x) the respective Indebtedness incurred thereunder and related instruments shall be automatically terminated and (y) all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of Quintiles or any of its Subsidiaries securing such Indebtedness, shall be, be automatically released and terminated).

(d) Quintiles will use its commercially reasonable efforts to, and will cause its Subsidiaries to use commercially reasonable efforts to, update any Required Financial Information (to the extent it is available) included in any offering document to be used in connection with the Debt Financing or offering of securities in connection with the Debt Financing to the extent that such Required Financial Information would, when taken as a whole in the absence of such an update, contain untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. In addition, if IMS Health reasonably requests Quintiles to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Quintiles, which IMS Health reasonably determines to include in a customary offering memorandum for the Debt Financing, then Quintiles shall file a Current Report on Form 8-K or similar document containing such material non-public information.

(e) IMS Health, in its reasonable discretion, shall be permitted to obtain alternative financing from another source (the “Alternative Financing”) than those contained in the Commitment Letter and the Fee Letter that the Alternative Financing would replace, on terms that, unless otherwise consented to by Quintiles, (i) not materially less favorable, taken as a whole (taking into account any flex provisions), to Surviving Corporation than the terms contained in the Commitment Letter, and (ii) would not reasonably be expected to prevent, delay or impede in any material respect the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Quintiles Stockholder Approval and the IMS Health Stockholder Approval shall have each been obtained.

(b) Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated and (ii) any applicable waiting period (or extension thereof) or approval relating to the Merger that is required under any Antitrust Law (other than the HSR Act) prior to Closing, including such approvals set forth in Section 6.1(b) of the IMS Health Disclosure Letter, shall have expired, been terminated, or approval shall have been obtained or waived and shall be in full force and effect at the Closing, as the case may be.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(d) NYSE Listing. The shares of Surviving Corporation Common Stock issuable to the stockholders of IMS Health and to holders of IMS Health Options, IMS Health RSUs, IMS Health Restricted Stock and IMS Health SARs as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(f) Stockholder Arrangements. The Stockholder Arrangements shall be in full force and effect.

(g) Conversion. The Conversion Effective Time shall have occurred.

Section 6.2 Conditions to the Obligations of Quintiles. The obligation of Quintiles to effect the Merger is also subject to the satisfaction, or waiver by Quintiles, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of IMS Health set forth in Section 3.1, Section 3.2(b), Section 3.4 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of IMS Health set forth in Section 3.2(a) and Section 3.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of the representations and warranties of IMS Health set forth in Section 3.2(a), for breaches of such representations and warranties which are de minimis in the aggregate; and (iii) each of the remaining representations and warranties of IMS Health set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have an IMS Health Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “IMS Health Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of IMS Health. IMS Health shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect.

(d) Officers’ Certificate. Quintiles shall have received a certificate signed by an executive officer of IMS Health certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e) Tax Opinion. Quintiles shall have received an opinion from Bryan Cave LLP, counsel to Quintiles, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a “reorganization” under Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may rely upon representations contained in certificates of Quintiles and IMS Health, which certificates shall be effective as of the date of such tax opinion, and the parties hereto agree to provide Bryan Cave LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 6.3 Conditions to the Obligations of IMS Health. The obligation of IMS Health to effect the Merger is also subject to the satisfaction, or waiver by IMS Health, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Quintiles set forth in Section 4.1, Section 4.2(b), Section 4.4 and Section 4.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of Quintiles set forth in Section 4.2(a) and Section 4.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of the representations and warranties of Quintiles set forth in Section 4.2(a), for breaches of such representations and warranties which are de minimis in the aggregate; and (iii) each of the remaining representations and warranties of Quintiles set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Quintiles Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Quintiles Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Quintiles. Quintiles shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect.

(d) Officers’ Certificate. IMS Health shall have received a certificate signed by an executive officer of Quintiles certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) Tax Opinion. IMS Health shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to IMS Health, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a “reorganization” under Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon representations contained in certificates of IMS Health and Quintiles, which certificates shall be effective as of the date of such tax opinion, and the parties hereto agree to provide Weil, Gotshal & Manges LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 6.4 Frustration of Closing Conditions. Neither Quintiles nor IMS Health may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Quintiles Stockholder Approval or the IMS Health Stockholder Approval has been obtained:

(a) by mutual written consent of Quintiles and IMS Health;

(b) by either Quintiles or IMS Health:

(i) if the Merger shall not have been consummated on or before March 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6;

(iii) if the Quintiles Stockholder Approval shall not have been obtained at the Quintiles Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that Quintiles shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Quintiles Stockholder Approval is primarily caused by any action or failure to act of Quintiles that constitutes a breach of this Agreement; or

(iv) if the IMS Health Stockholder Approval shall not have been obtained at the IMS Health Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that IMS Health shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to obtain such IMS Health Stockholder Approval is primarily caused by any action or failure to act of IMS Health that constitutes a breach of this Agreement;

(c) by IMS Health:

(i) if Quintiles shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.4(c), as to which Section 7.1(c)(ii)(D) will apply), or if any representation or warranty of Quintiles shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Quintiles of such breach or failure; provided, that IMS Health shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if IMS Health is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii) at any time prior to obtaining the Quintiles Stockholder Approval, if (A) a Quintiles Adverse Recommendation Change shall have occurred, (B) Quintiles shall, within ten (10) Business Days of a tender or exchange offer relating to securities of Quintiles having been commenced (or, if earlier, prior to the date of the Quintiles Stockholders Meeting), fail to publicly recommend against such tender or exchange offer, (C) Quintiles shall have failed to publicly reaffirm the Quintiles Recommendation within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Quintiles’ stockholders (or, if earlier, prior to the date of the Quintiles Stockholders Meeting) upon a request to do so by IMS Health (it being agreed that IMS Health may make only one (1) such request with respect to any such Acquisition Proposal and each material modification thereto), (D) Quintiles shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.2 or Section 5.4(c), or (E) Quintiles or the Quintiles Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(iii) at any time prior to the receipt of the IMS Health Stockholder Approval, if the IMS Health Board shall have (A) effected an IMS Health Adverse Recommendation Change in accordance with Section 5.3(b) in respect of a Superior Proposal, (B) entered into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(c)(iii) and (C) paid the IMS Health Termination Fee to Quintiles in accordance with Section 7.3(c)(iii);

(d) by Quintiles:

(i) if IMS Health shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or Section 5.4(d), as to which Section 7.1(d)(ii)(D) will apply), or if any representation or warranty of IMS Health shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to IMS Health of such breach or failure; provided, that Quintiles shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Quintiles is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied;

(ii) at any time prior to obtaining the IMS Health Stockholder Approval, if (A) an IMS Health Adverse Recommendation Change shall have occurred, (B) IMS Health shall, within ten (10) Business Days of a tender or exchange offer relating to securities of IMS Health having been commenced (or, if earlier, prior to the date of the IMS Health Stockholders Meeting), fail to publicly recommend against such tender or exchange offer, (C) IMS Health shall have failed to publicly reaffirm the IMS Health Recommendation within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to IMS Health’s stockholders (or, if earlier, prior to the date of the IMS Health Stockholders Meeting) upon a request to do so by Quintiles (it being agreed that Quintiles may make only one (1) such request with respect to any such Acquisition Proposal and each material modification thereto), (D) IMS Health shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.3 or Section 5.4(d), or (E) IMS Health or the IMS Health Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(iii) at any time prior to the receipt of the Quintiles Stockholder Approval, if the Quintiles Board shall have (A) effected a Quintiles Adverse Recommendation Change in accordance with Section 5.2(b) in respect of a Superior Proposal, (B) entered into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(d)(iii) and (C) paid the Quintiles Termination Fee to IMS Health in accordance with Section 7.3(b)(iii).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Quintiles or IMS Health, provided, that:

(a) the Confidentiality Agreement (as amended hereby) and the provisions of Sections 3.23 and 4.23 (Brokers), Section 5.16 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII shall survive the termination hereof;

(b) either Quintiles or IMS Health may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4, the Joint Proxy Statement/Prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Quintiles and IMS Health.

(b) Quintiles Termination Fee. In the event that:

(i) (A) following the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal (whether or not conditional) is made directly to Quintiles’ stockholders or is otherwise publicly disclosed or otherwise communicated to the Quintiles Board, (B) this Agreement is terminated by Quintiles or IMS Health pursuant to Section 7.1(b)(i) (unless the termination is by IMS Health and Quintiles would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(i) but for such termination pursuant to Section 7.1(b)(i)) or Section 7.1(b)(iii) or by IMS Health pursuant to Section 7.1(c)(i), and (C) within twelve (12) months after the date of such termination, Quintiles enters into a definitive agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for approval, and a transaction in respect of any such any such Acquisition Proposal is thereafter consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by IMS Health pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Quintiles pursuant to Section 7.1(d)(iii);

then, in any such event, Quintiles shall pay to IMS Health a fee of $250,000,000 (the “Quintiles Termination Fee”), it being understood that in no event shall Quintiles be required to pay the Quintiles Termination Fee on more than one occasion; provided, that the payment by Quintiles of the Quintiles Termination Fee pursuant to this Section 7.3 shall not relieve Quintiles from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(iv) If either IMS Health or Quintiles terminates this Agreement pursuant to Section 7.1(b)(iii) or IMS Health terminates this Agreement pursuant to Section 7.1(c)(i), Quintiles shall pay or cause to be paid to IMS Health any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by IMS Health or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “IMS Health Expenses”), up to a maximum amount of $15,000,000; provided, that the payment by Quintiles of the IMS Health Expenses pursuant to this Section 7.3(b)(iv) shall not relieve Quintiles of any subsequent obligation to pay the Quintiles Termination Fee pursuant to Section 7.3(b)(i) except to the extent indicated in such section, and (ii) shall not relieve Quintiles from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. The IMS Health Expenses shall be paid by Quintiles within three (3) Business Days of such termination by wire transfer of same day funds to the account designated by IMS Health. To the extent a Quintiles Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(b)(iv) shall be credited against such obligation of Quintiles to pay the Quintiles Termination Fee.

(c) IMS Health Termination Fee. In the event that:

(i) (A) following the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal (whether or not conditional) is made directly to IMS Health’s stockholders or is otherwise publicly disclosed or otherwise communicated to the IMS Health Board, (B) this Agreement is terminated by IMS Health or Quintiles pursuant to Section 7.1(b)(i) (unless the termination is by Quintiles and IMS Health would have been entitled to terminate this Agreement pursuant to Section 7.1(c)(i) but for such termination pursuant to Section 7.1(b)(i)) or Section 7.1(b)(iv) or by Quintiles pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, IMS Health enters into a definitive agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, and a transaction in respect of any such any such Acquisition Proposal is thereafter consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Quintiles pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by IMS Health pursuant to Section 7.1(c)(iii);

then, in any such event, IMS Health shall pay to Quintiles a fee of $250,000,000 (the “IMS Health Termination Fee”), it being understood that in no event shall IMS Health be required to pay the IMS Health Termination Fee on more than one occasion; provided, that the payment by IMS Health of the IMS Health Termination Fee pursuant to Section 7.3 shall not relieve IMS Health from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(iv) If either IMS Health or Quintiles terminates this Agreement pursuant to Section 7.1(b)(iv) or Quintiles terminates this Agreement pursuant to Section 7.1(d)(i), IMS Health shall pay or cause to be paid to Quintiles any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by Quintiles or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Quintiles Expenses”), up to a maximum amount of $15,000,000; provided, that the payment by the IMS Health of the Quintiles Expenses pursuant to this Section 7.3(c)(iv) shall not relieve IMS Health of any subsequent obligation to pay the IMS Health Termination Fee pursuant to Section 7.3(c)(i) except to the extent indicated in such section, and (ii) shall not relieve IMS Health from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. The Quintiles Expenses shall be paid by IMS Health within three (3) Business Days of such termination by wire transfer of same day funds to the account designated by Quintiles. To the extent an IMS Health Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(c)(iv) shall be credited against such obligation of IMS Health to pay the IMS Health Termination Fee.

(d) Payment of the Quintiles Termination Fee or IMS Health Termination Fee shall be made by wire transfer of same day funds to the accounts designated by IMS Health or Quintiles, respectively, (i) prior to or concurrently with the consummation of a transaction contemplated by an Acquisition Proposal, in the case of a Quintiles Termination Fee payable pursuant to Section 7.3(b)(i) or an IMS Health Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by IMS Health pursuant to Section 7.1(c)(ii) or by Quintiles pursuant to Section 7.1(d)(ii) or (iii) concurrently with such termination in the case of termination by IMS Health pursuant to Section 7.1(c)(iii) or by Quintiles pursuant to Section 7.1(d)(iii).

(e) Each of Quintiles and IMS Health acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Quintiles nor IMS Health would enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 7.3, the first party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the Quintiles Termination Fee, the IMS Health Termination Fee, the Quintiles Expenses and the IMS Health Expenses is non-refundable and, except as set forth herein, shall not be set off by or credited against any other payment.

(f) Upon termination of this Agreement in accordance with its terms, IMS Health’s right, if any, to receive the Quintiles Termination Fee or the IMS Health Expenses pursuant to Section 7.3(b), and Quintiles’ right, if any, to receive the IMS Health Termination Fee or the Quintiles Expenses pursuant to Section 7.3(c), and the amounts described in Section 7.3(a) and Section 7.3(e), shall be the sole and exclusive remedy of IMS Health or Quintiles, as the case may be, and their respective Affiliates against the parties and their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Quintiles Termination Fee or

IMS Health Termination Fee, as the case may be, and any applicable amount described in Section 7.3(a) and Section 7.3(e), none of the parties or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, that, nothing in this Section 7.3(f) shall relieve any party from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Quintiles Stockholder Approval or the IMS Health Stockholder Approval has been obtained; provided, however, that after the Quintiles Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Quintiles without such further approval or adoption; provided, further, that after the IMS Health Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of IMS Health without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. In the event that any party seeks an amendment to or waiver of Sections 7.4 (Amendment or Supplement), 8.6 (No Third Party Beneficiaries), 8.8 (Submission to Jurisdiction) or 8.12 (Waiver of Jury Trial) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Quintiles Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Quintiles without such further approval or adoption; provided, further, that after the IMS Health Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of IMS Health without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Quintiles, to:

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Attention: James H. Erlinger III

Facsimile: (919) 948-4038

E-mail: James.Erlinger@quintiles.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: William F. Seabaugh

Attention: James M. Attonito

Facsimile: (314) 259-2020

E-mail: wfseabaugh@bryancave.com

E-mail: james.attonito@bryancave.com

(ii)	if to IMS Health, to:

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Attn: General Counsel

Fax: (203) 448-4690

Email: buscon@imshealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Attention: Matthew J. Gilroy

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com

E-mail: matthew.gilroy@weil.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Action” means any action, suit, claim, arbitration, investigation, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e) “Commitment Letter” means an executed debt financing commitment letter, dated as of the date of this Agreement (as amended, restated, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement, in compliance with Section 5.18 from the Lenders).

(f) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.

(g) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Conversion Effective Time” means the Conversion Effective Time (as defined in the Plan of Conversion).

(i) “Debt Financing” means the debt financing contemplated by the Commitment Letter together with any Alternative Financing.

(j) “Debt Financing Sources” shall mean the entities that are expected to provide, purchase or arrange all or any part of the Debt Financing, the Alternative Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

(k) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances; provided, however, that Environmental Laws shall not include healthcare Laws.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(o) “Fee Letter” means the fee letter referred to in the Commitment Letter (as amended, restated, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.18).

(p) “GAAP” means generally accepted accounting principles in the United States.

(q) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(r) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

(s) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(t) “IMS Health Equity Plans” means the IMS Health 2014 Incentive and Stock Award Plan and the IMS Health 2010 Equity Incentive Plan.

(u) “IMS Health Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of IMS Health and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of IMS Health to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any Effect arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which Quintiles or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any changes in the market price or trading volume of IMS Health Common Stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “IMS Health Material Adverse Effect” may be taken into account in determining whether there has been an IMS Health Material Adverse Effect), (F) any failure by IMS Health to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “IMS Health Material Adverse Effect” may be taken into account in determining whether there has been an IMS Health Material Adverse Effect), (G) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism, (H) the announcement of, or compliance with the terms of, this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of IMS Health and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement or (I) any actions taken (or not taken) at the request of Quintiles; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (G) immediately above shall be taken into account in determining whether an IMS Health Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on IMS Health and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which IMS Health or its Subsidiaries operate.

(v) “IMS Health Registration and Preemptive Rights Agreement” means that certain Registration and Preemptive Rights Agreement, dated as of February 26, 2010, by and among IMS Health and each of the managers and manager designees named therein, as amended.

(w) “IMS Health Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement, dated April 9, 2014, by and among IMS Health and the stockholders identified therein.

(x) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vii) all indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof) and (ix) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon.

(y) “IRS” means the Internal Revenue Service.

(z) “knowledge” means (i) with respect to Quintiles, the actual knowledge after due inquiry of the persons listed in Section 8.3(z) of the Quintiles Disclosure Letter, and (ii) with respect to IMS Health, the actual knowledge of after due inquiry the persons listed in Section 8.3(z) of the IMS Health Disclosure Letter.

(aa) “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

(bb) “Lenders” means any lender who is a party to the Commitment Letter (including any lenders who become party thereto by joinder),

(cc) “NYSE” means the New York Stock Exchange.

(dd) “Permit” means any permit, license, variance, exemption, approval, authorization, consent, operating certificate, franchise or order of any Governmental Entity.

(ee) “Permitted Liens” mean all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Quintiles SEC Documents or IMS Health SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Quintiles or IMS Health, as the case may be, with respect to which Quintiles or IMS Health, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Quintiles or IMS Health, as the case may be, in accordance with GAAP; (ii) Liens for Taxes, assessments or other governmental charges that are (A) not yet overdue or subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings diligently conducted, and in either case for which adequate reserves with respect thereto are maintained on the books of Quintiles or IMS

Health, as the case may be, in accordance with GAAP; (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired; (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant; (v) Liens arising from non-exclusive licenses of Quintiles Intellectual Property or IMS Health Intellectual Property, as the case may be; (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Quintiles or IMS Health, as the case may be, in the ordinary course of business; (vii) leases, subleases, licenses and occupancy agreements by Quintiles or IMS Health, as the case may be, as landlord, sublandlord or licensor; (viii) Liens disclosed on any title insurance policy held by Quintiles or IMS Health, as the case may be, in existence on the date of this Agreement; and (ix) with respect to leased property, all Liens existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(ff) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(gg) “Privacy Rights” means rights (i) provided under applicable U.S., state and foreign Laws (including the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated under Title II, Subtitle F - Administrative Simplification thereof), (ii) under contractual agreements and policies binding upon Quintiles or its Subsidiaries or IMS Health or its Subsidiaries, as the case may be, and (iii) that relate to the obtaining, storing, using or transmitting of confidential, personally identifiable, prescriber identifiable or personal health information of any type.

(hh) “Quintiles Equity Plans” means the Quintiles 2013 Stock Incentive Plan, the Quintiles 2008 Stock Incentive Plan and the Quintiles 2003 Stock Incentive Plan.

(ii) “Quintiles Material Adverse Effect” means any fact, circumstance, development, event, change, occurrence or effect (each, an “Effect”) that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Quintiles and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of Quintiles to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any, Effect arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which Quintiles or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any changes in the market price or trading volume of Quintiles Common Stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Quintiles Material Adverse Effect” may be taken into account in determining whether there has been a Quintiles Material Adverse Effect), (F) any failure by Quintiles to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Quintiles Material Adverse Effect” may be taken into account in determining whether there has been a Quintiles Material Adverse Effect), (G) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism, (H) the announcement of, or compliance with the terms of, this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Quintiles and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement or (I) any actions taken (or not taken) at the request of IMS Health; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (G) immediately above shall be taken into account in determining whether a Quintiles Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on Quintiles and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Quintiles or its Subsidiaries operate.

(jj) “Quintiles Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated May 14, 2013, among Quintiles and the stockholders identified therein, as amended.

(kk) “Quintiles Shareholders’ Agreement” means that certain Amended and Restated Shareholders Agreement, dated February 5, 2015, among Quintiles and the stockholders identified therein.

(ll) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(mm) “SEC” means the Securities and Exchange Commission.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

(pp) “Tax Return” means any return, declaration, report, certificate, election, estimate, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Tax authority with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(qq) “Taxes” means (i) all federal, state, local, city, county, municipal, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, recapture, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of transferee or successor liability; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(rr) “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. For the avoidance of doubt, references to “transactions contemplated by this Agreement” or words of similar import shall include the Plan of Conversion and the Conversion.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Quintiles Disclosure Letter, the IMS Health Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.10.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) Notwithstanding anything to the contrary herein, each Debt Financing Source is an express third-party beneficiary of Sections 7.4 (Amendment or Supplement), 8.6 (No Third Party Beneficiaries), 8.8 (Submission to Jurisdiction) and 8.12 (Waiver of Jury Trial).

Section 8.7 Governing Law. Except for the fiduciary duties of the Quintiles Board and the validity of any corporate action on the part of Quintiles, which shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of North Carolina, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Debt Financing Source relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Commitment Letter, the Debt Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE COMMITMENT LETTER, ANY ALTERNATIVE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE DEBT FINANCING SOURCES.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile or pdf. Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Quintiles and IMS Health acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ Thomas H. Pike
Name:	Thomas H. Pike
Title:	Chief Executive Officer

IMS HEALTH HOLDINGS, INC.

By:	/s/ Harvey Ashman
Name:	Harvey Ashman
Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”), dated as of May 3, 2016, provides for the conversion of Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Converting Corporation”), into Quintiles Transnational Holdings Inc., a Delaware corporation (the “Converted Corporation”), pursuant to Sections 55-11A-10 through 55-11A-13 of the North Carolina Business Corporation Act (the “NCBCA”) and Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, concurrently herewith, the Converting Corporation and IMS Health are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Plan of Conversion shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and upon the terms and subject to the conditions set forth therein) IMS Health will be merged with and into the Converting Corporation, with the Converting Corporation continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, the parties intend for (i) the Conversion (as defined below) to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) this Plan of Conversion to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Board of Directors of Quintiles has approved the Plan of Conversion and the Conversion (as defined below) in accordance with the NCBCA and the DGCL and determined that the Conversion is advisable;

NOW, THEREFORE, the Converting Corporation hereby approves this Plan of Conversion and agrees as follows:

1. Conversion and Continuing Existence. Immediately prior to the Effective Time on the Closing Date, in accordance with this Plan of Conversion, the NCBCA and the DGCL, the Converting Corporation shall convert into a Delaware corporation, with the Converted Corporation as the resulting corporation (the “Conversion”), and the existence of the Converting Corporation shall continue in the organizational form of the Converted Corporation. The Converted Corporation shall be incorporated, formed and organized as a Delaware corporation pursuant to the DGCL.

2. Conditions. The Conversion shall be conditioned upon this Plan of Conversion being approved by the stockholders of the Converting Corporation in accordance with the requirements of the NCBCA and the DGCL, which approval shall be obtained as part of the Quintiles Stockholder Approval.

3. Conversion Effective Time. Upon the terms and subject to the provisions of this Plan of Conversion, immediately prior to the Effective Time on the Closing Date, the parties shall cause the Conversion to be consummated by filing (a) a certificate of conversion (the “Certificate of Conversion”) and certificate of incorporation with the Delaware Secretary of State, meeting the requirements of, and executed in accordance with, the relevant provisions of the DGCL, and (b) articles of conversion (the “Articles of Conversion”) with the North Carolina Secretary of State, meeting the requirements of, and executed in accordance with, the relevant provisions of the NCBCA. The Conversion shall become effective at the later of the time the Certificate of Conversion is duly filed with, and accepted by, the Delaware Secretary of State and the Articles of Conversion are duly filed with, and accepted by, the North Carolina Secretary of State or at such later date and time as IMS Health and the Converting Corporation shall agree in writing and shall specify in the Certificate of Conversion and the Articles of Conversion (the time the Conversion becomes effective being the “Conversion Effective Time”).

4. Effect of the Conversion. The Conversion shall have the effects set forth in this Plan of Conversion, the Merger Agreement and in the relevant provisions of the DGCL and NCBCA. Pursuant to Section 265(f) of the DGCL, upon the Conversion Effective Time the Converted Corporation shall for all purposes of the laws of the State of Delaware be deemed to be the same entity as the Converting Corporation.

5. Conversion of Capital Stock. At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the Converting Corporation, Converted Corporation, the holders of any shares of capital stock of the Converting Corporation or any other person, each share of common stock, par value $0.01 per share, of the Converting Corporation (“Converting Corporation Common Stock”) issued and outstanding immediately prior to the Conversion Effective Time, shall thereupon be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Converted Corporation (“Converted Corporation Common Stock”). As of the Conversion Effective Time, all such shares of Converting Corporation Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent shares of Converted Corporation Common Stock.

6. Charter; Bylaws.

(a) At the Conversion Effective Time, the certificate of incorporation of the Converted Entity shall be as set forth on Annex I attached hereto and shall be the certificate of incorporation of the Converted Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Conversion Effective Time, the bylaws of the Converted Entity shall be as set forth on Annex II attached hereto and shall be the bylaws of the Converted Entity until thereafter amended in accordance with its terms, the certificate of incorporation of the Converted Entity and as provided by applicable Law.

7. Directors and Officers. The directors and officers of the Converting Entity immediately prior to the Conversion Effective Time shall be the directors and officers of the Converted Entity until their successors shall have been duly elected and qualified.

8. Equity Compensation Plans. All equity compensation plans of the Converting Entity and all outstanding equity-based awards issued thereunder (including those equity-based awards assumed by the Converting Entity pursuant to Section 2.2 of the Merger Agreement) shall be assumed by the Converted Entity and to the extent that any such plan or award provides for the issuance of Converting Corporation Common Stock, at the Conversion Effective Time, such plan or award shall be deemed to provide for the issuance of Converted Corporation Common Stock.

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9. Stock Certificates. From and after the Conversion Effective Time, all of the outstanding certificates that prior to that time represented shares of the Converting Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Converted Corporation Common Stock. The registered owner on the books and records of the Converted Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Converted Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Converted Corporation evidenced by such outstanding certificate as provided above.

10. Governing Law. This Plan of Conversion shall be governed and construed in accordance with the laws of the State of Delaware and, so far as applicable, the conversion provisions of the NCBCA.

11. Abandonment. At any time before the Conversion Effective Time, this Plan of Conversion may be terminated and the Conversion may be abandoned for any reason whatsoever by the Board of Directors of the Converting Entity (with the prior written consent of IMS Health), notwithstanding the approval of this Plan of Conversion by the stockholders of the Converting Entity.

12. Amendment. The Board of Directors of the Converting Entity (with the prior written consent of IMS Health) may amend this Plan of Conversion at any time prior to the filing of a Certificate of Conversion with the Delaware Secretary of State or the Articles of Conversion with the North Carolina Secretary of State.

13. Tax Treatment. The parties intend for (i) the Conversion to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) this Plan of Conversion to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

[Signature Page Follows]

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IN WITNESS WHEREOF, this Plan of Conversion has been adopted as of the date first written above.

QUINTILES TRANSNATIONAL HOLDINGS INC.
a North Carolina Corporation

By:	/s/ Thomas H. Pike
Name:	Thomas H. Pike
Title:	Chief Executive Officer

Annex I

Converted Corporation Charter

See attached.

QUINTILES IMS HOLDINGS, INC.

CERTIFICATE OF INCORPORATION

Quintiles IMS Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Certificate of Incorporation has been duly adopted in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and that:

1. The name of the corporation is “Quintiles IMS Holdings, Inc.” (hereinafter referred to as the “Corporation”).

2. The street address and county of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

3. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capitalization.

A. Authorized Shares. The Corporation shall have authority to issue four hundred and one million (401,000,000) shares, consisting of (a) four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”); and (b) one million (1,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. Common Stock. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same preferences, limitations and relative rights.

1. Voting Rights. On all matters to be voted on by the Corporation’s stockholders, each holder of record of shares of Common Stock will be entitled to one vote per share so held.

2. Dividends. When and as dividends are declared or paid on shares of Common Stock, whether in cash, property or securities of the Corporation, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder.

3. Liquidation. The holders of the Common Stock will be entitled to share ratably, on the basis of the number of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

C. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the shares of each such series to have such designations, preferences, relative rights and powers, including voting powers (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the DGCL, to authorize the issuance of one or more series within the class of Preferred Stock, and with respect to each such series to determine and fix by resolution or resolutions the designations, preferences, relative rights and powers, including voting powers, full or limited, or no voting power, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under the DGCL.

5. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

Subject to the requirements of applicable law, a special meeting of the stockholders of the Corporation may be called at any time (i) by a majority of the members of the Board of Directors or (ii) by the Chairman of the Board or Chief Executive Officer of the Corporation. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or outside the State of Delaware as the Corporation may designate. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. No business may be transacted and no corporate action may be taken at a special meeting other than business within the purpose or purposes stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

6. The Corporation shall be entitled to treat the person in whose name any shares are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

7. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than seventeen (17), and shall be fixed in such a manner as may be prescribed by the Bylaws. The directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual

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meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class appointed or elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective initial class.

8. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation. Any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

9. Subject to the Bylaws of the Corporation, the stockholders may, at any meeting the notice of which shall state that it is called for that purpose, remove, only for cause and with the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, any Director, or the entire Board of Directors, and fill the vacancy or vacancies; in each case provided that whenever any director shall have been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the holders of shares of that voting group. Subject to the Bylaws of the Corporation, vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Subject to the Bylaws of the Corporation, when one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

10. Limitation of Director Liability; Indemnification

(A) Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the

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Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 10 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B) Indemnification.

1. Nature of Indemnity. The Corporation shall indemnify any person (an “Indemnitee”) who at any time serves or has served as a director or officer of the Corporation, or at the request of the Corporation is or was serving as a director, officer, partner, member, trustee, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or as a trustee or administrator under any employee benefit plan of the Corporation or any wholly owned subsidiary thereof (any such entity, an “Other Entity”), to the fullest extent from time to time permitted by law in the event he or she is or is threatened to be involved as a party, witness or otherwise in any threatened, pending or completed action, demand, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other and whether formal or informal, including but not limited to any investigation, inquiry, hearing or alternative dispute resolution process, whether or not brought by or on behalf of the Corporation, by reason of the fact that he or she is or was acting in such capacity; provided, however, that the Corporation shall not indemnify any such Indemnitee against liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by him or her to be clearly in conflict with the best interests of the Corporation. The rights of those receiving indemnification hereunder shall, to the fullest extent from time to time permitted by law, cover (1) reasonable expenses, including without limitation all reasonable attorneys’ fees actually incurred by him or her in connection with any such action, suit or proceeding; (2) all payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he or she may have become liable in such action, suit or proceeding; and (3) all reasonable expenses incurred in enforcing the indemnification rights provided herein. The rights granted herein shall not be limited by the provisions contained in Section 145 of the DGCL.

2. Determination That Indemnification Is Proper. The Board of Directors shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by Article 10(B)(1), including without limitation making a determination that indemnification is permissible in the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him or her. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. The Board of Directors may give notice to, and obtain approval by, the stockholders of the Corporation for any decision to indemnify.

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3. Advance Payment of Expenses. Expenses incurred by a director or an officer in connection with an action, suit or proceeding referred to in Article 10(B)(1) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation pursuant to this Article 10(B); provided, however, that the Corporation shall have no obligation to advance expenses incurred by a director or officer with respect to any claim initiated by such director or officer without the prior written consent of or authorization of the Board of Directors (other than a claim brought by a director or officer to enforce his or her or rights under this Article 10). Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s legal counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

4. No Duplication of Payments. The Corporation shall not be liable under this Article 10(B) to make any payment in connection with any claim made against any Indemnitee to the extent such person has otherwise received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise payable as indemnity hereunder; provided, however, that the Corporation agrees that, as between the Corporation, on the one hand, and any Sponsor Stockholder with whom a director is or was affiliated and any insurer providing insurance coverage to such Sponsor Stockholder, on the other hand, the Corporation (1) is the indemnitor of first resort under this Article 10 (i.e., its obligations under this Article 10 are primary and any indemnification or advancement obligations of any Sponsor Stockholder with whom a director is or was affiliated and the obligations of any insurer of such Sponsor Stockholder to provide insurance coverage with respect to the same obligations are secondary), (2) shall be required to advance the full amount of expenses incurred by the director and shall be liable for the full amount of indemnification obligations as required by the terms of this Certificate of Incorporation and any other agreements the Corporation may have with the director, without regard to any rights the director may have against such Sponsor Stockholder, and (c) unconditionally and irrevocably waives, relinquishes, releases such Sponsor Stockholder from and agrees not to exercise any rights that it may have with respect to any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. For purposes of this Article 10, “Sponsor Stockholder” means any current or former stockholder that is or was party to the Stockholders Agreement (as defined below), any Affiliate (as defined in the Stockholders Agreement) of such stockholder (other than the Corporation and its subsidiaries), and/or any other investment entity or related management company that is advised by the same investment adviser as any of the foregoing entities or by an Affiliate (as defined in the Stockholders Agreement) of such investment adviser.

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5. Subrogation. Subject to the limitations set forth in Article 10(B)(4), in the event of payment of indemnification to an Indemnitee, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.

(C) Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee, member or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 10 or the DGCL.

(D) Non-Exclusivity of Rights. The rights conferred on any Indemnitee by this Article 10 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. The Corporation may enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article 10.

(E) Survival; Amendment or Repeal. The foregoing provisions of this Article 10 shall be deemed to be a contract between the Corporation and each Indemnitee at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of the Indemnitee.

(F) Other Indemnification. This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Indemnitees or persons other than Indemnitees when and as authorized by appropriate corporate action, including without limitation by separate agreement with the Corporation.

11. Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

12. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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13. The stockholders of the Corporation shall have no right to cumulate their votes for the election of directors.

14. Renouncement of Corporate Opportunity

A. Scope. The provisions of this Article 14 are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation and, to the extent applicable, its stockholders, with respect to certain classes or categories of business opportunities. “Exempted Person” means each of the Bain Shareholders, the TPG Shareholders, the CPP Shareholder and the LG Shareholders (each as defined in the Shareholders Agreement, dated as of May 3, 2016, by and among the Corporation and certain of its stockholders named therein, as such agreement existed as of May 3, 2016 (the “Stockholders Agreement”)), their respective Affiliates (other than the Corporation and its subsidiaries), TPG Global, LLC and Bain Capital, LLC and their Affiliates and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, including any of the foregoing who serve as officers or directors of the Corporation. Solely for purposes of this Article 14, references to “Affiliate”, “Nominee”, and “Stockholder Group” have the meaning ascribed to such terms in the Stockholders Agreement.

B. Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or, to the extent applicable, any of its or their stockholders, for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 14, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

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D. Effect of Stockholders Agreement. The provisions of Sections B and C of this Article 14 (i) shall be subject to compliance with any procedures regarding corporate opportunities specified in the Stockholders Agreement and (ii) shall continue with respect to an Exempted Person until the first date that both of the following conditions are true (a) such Exempted Person’s applicable Stockholder Group is not entitled to designate at least one (1) Nominee to the Board of Directors of the Corporation pursuant to the Stockholders Agreement, and (b) no individual is serving on the Board who has at any time been designated as a Nominee by such Exempted Person’s applicable Stockholder Group.

E. Amendment of this Article 14. No amendment or repeal of this Article 14 in accordance with the provisions of Article 11 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article 14 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation of the Corporation, the Corporation’s bylaws or applicable law.

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Annex II

Converted Corporation Bylaws

See attached.

BYLAWS

OF

QUINTILES IMS HOLDINGS, INC.

SECTION 1 - STOCKHOLDERS

Section 1.1. Annual Meeting.

An annual meeting of the stockholders of Quintiles IMS Holdings, Inc., a Delaware corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for other business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or any committee thereof or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Subject to Section 1.2(i) and except as otherwise required by law, clause (iii) of this Section 1.2(a) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”) and the rules and regulations of the Securities and Exchange Commission thereunder) before an annual meeting of stockholders.

(b) Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c) including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). The notice requirements of this Section 1.2 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting.

(c) To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation on a date (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act, including such person’s written consent to being named in the proxy statement as a nominee and serving as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and any material interest that the stockholder has in the proposal; and (iii) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the nomination or proposal is made, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation of the stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated

Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments, (G) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (I) a certification as to whether or not the stockholder and all Stockholder Associated Persons, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and the stockholder’s and each Stockholder Associated Person’s acts or omissions as a stockholder (or beneficial owner of securities) of the Corporation, and (J) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. For purposes of these bylaws, a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of such stockholder, (ii) any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with any such Stockholder Associated Person referred to in clause (i) or (ii) above, and (iv) any person acting in concert in respect of any matter involving the Corporation or its securities with either such stockholder or any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), subject to Section 1.2(i), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within 10 days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire and shall deliver a written and signed statement that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed in the notice required by this Section 1.2, and (iii) in such person’s individual capacity and on behalf of any person, entity or group on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed codes of ethics and conduct, corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 1.2(c) shall be provided as of the date of such notice and shall be supplemented by the stockholder not later than 10 days after the record date for the determination of stockholders entitled to notice of the meeting to disclose any changes to such information as of the record date. If any of the facts set forth in any notice provided pursuant to this Section 1.2(c) changes between the date that such notice is sent and the date of the annual meeting to which such notice pertains, the stockholder must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation, by the earlier of (i) the close of business on the date that is five days after the event giving rise to such change, or (ii) the commencement of such annual meeting, a supplemental notice providing such revised information. The information required to be included in a notice pursuant to this Section 1.2(c) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 1.2(c) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner. For purposes of these bylaws, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Act.

(d) Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), Section 1.2(i) and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act.

(g) Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 1.2 (c), including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting upon such election and who complies with the notice procedures set forth in this Section 1.2. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (b) of this Section 1.2 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting or (y) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(i) All provisions of this Section 1.2 are subject to, and nothing in this Section 1.2 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, including without limitation, such rights contained in the Stockholders Agreement, which rights may be exercised without compliance with the provisions of this Section 1.2. For purposes of these bylaws, “Stockholders Agreement” has the meaning ascribed to it in the Certificate of Incorporation.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which such meeting is to be held, to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed to a date that is not more than 60 days after the date that the initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, or if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting the Board of Directors shall fix a new record date for notice of such adjourned meeting in conformity herewith and such notice shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

Section 1.6. Organization.

The Chairman of the Board or, in his or her absence, the Vice Chairman of the Board, or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the President of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairman of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chairman appoints.

Section 1.7. Conduct of Business.

The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law.

Section 1.9. Voting.

Except as otherwise required by the rules or regulations of any stock exchange applicable to the Corporation or pursuant to any law or regulation applicable to the Corporation or its securities or by the Certificate of Incorporation or these bylaws, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. All elections of directors shall be determined by a plurality of the votes cast.

Section 1.10. Action by Written Consent.

Stockholders may not take any action by written consent in lieu of a meeting of stockholders.

Section 1.11. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least 10 days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Except as otherwise provided by law, the stock ledger shall be the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 - BOARD OF DIRECTORS

Section 2.1. General Powers and Qualifications of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the DGCL or by the Certificate of Incorporation or by these bylaws required to be exercised or done by the stockholders. Directors need not be stockholders of the Corporation to be qualified for election or service as a director of the Corporation.

Section 2.2. Number; Classes.

Subject to the Stockholders Agreement and Section 5 hereof, the number of directors shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into classes, as set forth in the Certificate of Incorporation.

Section 2.3. Removal; Resignation; Vacancies.

The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation. Subject to the Stockholders Agreement and Section 5 hereof, any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.5. Special Meetings.

Special meetings of the Board of Directors may be called by (i) the Chairman of the Board, (ii) the Lead Director, (iii) any two directors or (iv) the chief executive officer of the Corporation, and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or other means of electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.6. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.7. Participation in Meetings By Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.8. Chairman; Vice Chairman.

Subject to Section 5 hereof, in its sole discretion based on current circumstances, the Board of Directors shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board with a director at such time and in such manner as the board shall determine. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he shall be present. Subject to Section 5 hereof, the Board of Directors may designate from its membership a Vice Chairman of the Board, who shall preside at all meetings of the stockholders and of the Board of Directors if the Chairman is not present (other than executive sessions of the Board of Directors when only non-management or independent members of the Board of Directors are present) as well as perform such functions and duties as may be prescribed by the Board of Directors or requested by the Chairman of the Board. A director may be removed from the position of Chairman of the Board or Vice Chairman of the Board at any time by the affirmative vote of a majority of the Board of

Directors. Subject to Section 5 hereof, the Chairman of the Board and the Vice Chairman of the Board may but need not be officers or be employed in an executive or any other capacity by the Corporation.

Section 2.9. Lead Director.

The Board of Directors may designate a director as Lead Director. The responsibilities of the Lead Director shall include: (i) liaising between non-management directors and management; (ii) presiding at executive sessions of independent directors, and at meetings of the Board of Directors when the Chairman is not present; (iii) consulting with the Chairman regarding agendas, schedules and information sent to the Board of Directors for meetings of the Board of Directors; (iv) consulting with the Chairman on other matters pertinent to the Corporation and the Board of Directors; (v) consulting with major shareholders upon their request; and (vi) such other responsibilities as the Board of Directors may determine from time to time.

Section 2.10. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, provided a quorum is present at the time such matter is acted upon, except as otherwise provided in the Certificate of Incorporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as the Board of Directors determines. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation as the Board of Directors determines for attending committee meetings or being a member of a committee.

SECTION 3 - COMMITTEES

Section 3.1. Committees of the Board of Directors.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. All provisions of this Section 3.1 are subject to Section 5 hereof, and are subject to, and nothing in this Section 3.1 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board of Directors including without limitation, such rights contained in the Stockholders Agreement.

SECTION 4 - OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer or President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Chief Financial Officer and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The compensation of officers appointed by the Board of Directors shall be determined from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. President.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. Vice President.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4. Secretary and Assistant Secretaries.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

Section 4.5. Chief Financial Officer, Treasurer and Assistant Treasurers.

The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 – CERTAIN GOVERNANCE MATTERS

Section 5.1. Definitions. The following definitions shall apply to this Section 5 and otherwise as applicable in these bylaws:

(a) “Continuing IMS Health Directors” means (i) directors as of the Effective Time designated by IMS Health Holdings, Inc. and named in Exhibit B of the Merger Agreement and (ii) any director who takes office after the Effective Time designated by the Continuing IMS Health Directors pursuant to these bylaws.

(b) “Continuing Quintiles Directors” means (i) directors as of the Effective Time designated by Quintiles Transnational Holdings Inc. and named in Exhibit B of the Merger Agreement and (ii) any director who takes office after the Effective Time designated by the Continuing Quintiles Directors pursuant to these bylaws.

(c) “Effective Time” has the meaning specified in the Merger Agreement.

(d) “Merger Agreement” means that certain Agreement and Plan of Merger, dated May 3, 2016, by and between Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc, as amended, restated or otherwise modified from time to time.

(e) “Specified Period” means the period beginning at the Effective Time and ending on the date following the second annual meeting of stockholders of the Corporation following the Effective Time.

Section 5.2. Composition of the Board of Directors.

(a) During the Specified Period, the Board of Directors shall be comprised of 12 directors, of which six (6) directors shall be Continuing Quintiles Directors and six (6) directors shall be Continuing IMS Health Directors. The Continuing IMS Health Directors and Continuing Quintiles Directors shall be apportioned among the classes of the Board of Directors as nearly as evenly as possible.

(b) In any case subject to, and following compliance with, the right of a particular Shareholder Group (as defined in the Stockholders Agreement) or other persons to fill any vacancies or directorships pursuant to the Stockholders Agreement, during the Specified Period, vacancies resulting from the cessation of service by any Continuing Quintiles Director shall be filled by, and each nomination for election to the Board of Directors for a directorship previously held by a Continuing Quintiles Director shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing Quintiles Directors then in office.

(c) In any case subject to, and following compliance with, the right of a particular Shareholder Group (as defined in the Stockholders Agreement) or other persons to fill any vacancies or directorships pursuant to the Stockholders Agreement, during the Specified Period, vacancies resulting from the cessation of service by any Continuing IMS Health Director shall be filled by, and each nomination for election to the Board of Directors for a directorship previously held by a Continuing IMS Health Director shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing IMS Health Directors then in office.

(d) The Board of Directors shall at all times comply with the Certificate of Incorporation, these bylaws and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange with respect to the qualification of directors serving on the Board of Directors.

Section 5.3. Composition of Committees of the Board of Directors. During the Specified Period, each committee of the Board of Directors shall be composed of an equal number of Continuing IMS Health Directors and Continuing Quintiles Directors. With respect to each committee: (i) the Continuing IMS Health Directors shall designate a Continuing IMS Health Director as the chairperson of the Leadership Development and Compensation Committee; (ii) the Continuing Quintiles Directors shall designate a Continuing Quintiles Director as the chairperson of the Nominating and Governance Committee; (iii) the Continuing Quintiles Directors and the Continuing IMS Health Directors shall jointly designate the chairperson of the Audit Committee. During the Specified Period, the Audit Committee shall include a Continuing IMS Health Director and a Continuing Quintiles Director who shall each qualify as an “audit committee financial expert” for purposes of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. Without limiting the foregoing, any director shall have the right to attend the meeting of any committee of the Board of Directors.

Section 5.4. Lead Director. Effective as of the Effective Time and during the Specified Period, Dr. Dennis Gillings shall serve as the Lead Director. During the Specified Period, in the event of the termination of Dr. Gillings’ appointment as Lead Director for any reason (whether resignation, death or removal), the Lead Director shall be a director selected by a majority of the Continuing Quintiles Directors. Following the expiration of the Specified Period, the Lead Director, if any, shall be a director selected by a majority of the Board of Directors.

Section 5.5. Vice Chairman. Effective as of the Effective Time, Thomas Pike shall become and serve as Vice Chairman of the Board of Directors and during Thomas Pike’s service as Vice Chairman, the Vice Chairman shall have executive responsibilities. During the Specified Period, in the event of the termination of Thomas Pike’s appointment as Vice Chairman for any reason (whether resignation, death or removal) and the Board determines that it is in the best interests of the Corporation to continue to have a Vice Chairman, the Vice Chairman shall be a director selected by a majority of the Continuing Quintiles Directors. Following the expiration of the Specified Period, the Vice Chairman, if any, shall be a director selected by a majority of the Board of Directors.

Section 5.6. Amendments. During the Specified Period, the provisions of this Section 5 may be amended only by an affirmative vote of at least two-thirds (2/3) of the Board of Directors.

SECTION 6 - STOCK

Section 6.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by, (i) the Chairman of the Board (if any) or the Vice Chairman of the Board (if any), the

President or a Vice President, and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, or the Chief Financial Officer, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile.

Section 6.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 6.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity, if deemed appropriate.

Section 6.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 6.5. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than

60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 7 - NOTICES

Section 7.1. Notices.

Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 7.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 8 - MISCELLANEOUS

Section 8.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary, Assistant Treasurer or the Chief Financial Officer.

Section 8.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 8.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors. If the Board makes no determination to the contrary, the fiscal year of the Corporation shall be the twelve months ending with December 31 in each year.

Section 8.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 8.5. Exclusive Forum.

To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of the Corporation, including without limitation (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

Section 8.6. Trading Symbol.

The Corporation’s ticker symbol on the New York Stock Exchange (or any other exchange or quotation system on which the Corporation’s equity securities are then listed or quoted), to the extent available, shall be “Q”.

SECTION 9 - AMENDMENTS

Except as otherwise provided herein, these bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

Exhibit B

Surviving Corporation Board of Directors & Officers

The Surviving Corporation Board and Officers are set forth below. The Surviving Corporation Board shall consist of 12 directors, (i) six of whom shall be persons designated by IMS Health (the “IMS Health Designees”) and (ii) six of whom shall be persons designated by Quintiles (the “Quintiles Designees”), one of whom shall be designated by Quintiles as the Lead Director. The IMS Health Designees and the Quintiles Designees shall serve as the class of directors as set forth next to their name below.

Surviving Corporation Board

IMS Health Designees

1.	Current independent director of IMS Health to be designated by IMS Health (Class to be elected at the 2017 Annual Meeting (“Class I”))

2.	Current director of IMS Health or Quintiles to be designated by the TPG Shareholders (as defined in the 2016 Stockholders Agreement) (Class I)

3.	Current director of IMS Health or Quintiles to be designated by the TPG Shareholders (Class to be elected at the 2018 Annual Meeting (“Class II”))

4.	IMS Health Chief Executive Officer, who shall also serve as Chairman and Chief Executive Officer (Class II)

5.	Current director of IMS Health to be designated by the LPG Shareholder (as defined in the 2016 Stockholders Agreement) (Class to be elected at the 2019 Annual Meeting (“Class III”))

6.	Current director of IMS Health to be designated by the CPP Shareholder (as defined in the 2016 Stockholders Agreement) (Class III)

Quintiles Designees

7.	Dr. Dennis Gillings, who shall also serve as Lead Director (Class I)

8.	Current independent director of Quintiles to be designated by Quintiles (Class I)

9.	Quintiles Chief Executive Officer, who shall also serve as Vice Chairman (Class II). The Vice Chairman shall have both Board and executive responsibilities.

10.	Current independent director of Quintiles to be designated by Quintiles (Class II)

11.	Current director of Quintiles who shall be designated by the Bain Shareholder (as defined in the 2016 Stockholders Agreement) (Class III)

12.	Current independent director of Quintiles to be designated by Quintiles (Class III)